File No. 333-•
As filed with the Securities and Exchange Commission on [__], 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUADRANT 4 SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	7371	65-0254624
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2850 Golf Road, Suite 405
Rolling Meadows, IL 60010
(732) 798-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Mr. Dhru Desai
Chief Financial Officer
2850 Golf Road, Suite 405
Rolling Meadows, IL 60010
(732) 798-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg E. Jaclin, Esq.
Sichenzia Ross Friedman Ference Anslow LLP
195 Route 9 South
Manalapan, NJ 07726
Phone: (732) 409-1212
Fax: (732) 577-1188

Approximate date of commencement of proposed sale to the public.   As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee (1)
Common Stock, $0.001 par value per share	-	$-	$-	$-
Warrants to purchase Common Stock	-	$-	$-	$-
Common Stock issuable upon exercise of Warrants (2)	-	$-	$-	$-
Total Registration Fee	-	$-	$10,000,000	$1,161.00

(1)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.

(2)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable upon exercise of warrants registered hereunder as a result of stock splits, stock dividends, or similar transactions.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

PRELIMINARY PROSPECTUS
Subject to completion, dated [__], 2011

QUADRANT 4 SYSTEMS CORPORATION

Up to ______ Units, each consisting of
one share of common stock and
warrants to purchase up to an additional 0.5 share of common stock

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are offering up to ____________ Units for a per Unit purchase price of $____.  Each unit consists of one share of our common stock, $0.001 par value, and a warrant to purchase up to an additional 0.50 (one-half) share of our common stock.  The warrants entitle holders to purchase one share of our common stock for each 2 warrants they hold at a price per share equal to $___.  The units will separate immediately and the common stock and warrants will be issued separately and the common stock and warrants will trade separately.  We are not required to sell any specific dollar amount or number of units, but will use our best efforts to sell all of the units being offered.  The offering expires on the earlier of (i) the date upon which all of the units being offered have been sold, or (ii)________________, 2011.  We and the placement agent may, upon request of any investor in this offering, sell units to such investors that exclude the warrants, provided that the sale of units that exclude such warrants shall be at the same offering price per unit as all other investors.

Our common stock is currently listed on the Over-The-Counter Bulletin Board, which we refer to as the “OTC Bulletin Board” or “OTCBB” under the symbol “QFOR.”  On September 27, 2011, the last reported sales price of our common stock as reported on the OTCBB quotation service was $0.35 per share. We do not expect any market to develop for the warrants.

Investing in our common stock involves a high degree of risk.  We urge you to carefully consider the ‘‘Risk Factors’’ beginning on page 4.

	Per Unit	Total
Offering Price per Unit	$	$
Placement Agent’s Fees (1)	$	$
Offering Proceeds before expenses (2)	$	$

(1)           For purposes of estimating the placement agent’s fees, we have assumed they will receive their maximum commission on all sales made in the offering.  We have agreed to pay the placement agent a cash fee equal to 6% of the gross proceeds of the sale of units sold by us, 6% of the cash exercise price received by us upon exercise of the warrants issued in this offering for exercises solicited by the placement agent and issue to the placement agent warrants to purchase shares of our common stock equal to 5% of the aggregate number of shares of common stock included in units sold in the offering.  The placement agent warrants will have terms substantially similar to the warrants included in units offered hereby, except that the placement agent warrants will have a term of five years from the effective date of the registration statement of which this prospectus is a part, be exercisable at 125% of the Unit offering price and will otherwise comply with FINRA Rule 5110 (g)(1).  Additionally, at the closing, we will reimburse the placement agent’s accountable expenses not to exceed $50,000.

(2)           Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. We estimate total expenses of this offering, excluding the placement agent’s fees, will be approximately $______.  See “Plan of Distribution” beginning on page 37 of this prospectus for more information on this offering and the placement agent arrangements, including our obligation to reimburse the Placement Agent for certain of its expenses.

Rodman & Renshaw, LLC has agreed to act as our exclusive placement agent in connection with this offering.  In addition, the placement agent may engage one or more sub-placement agents or selected dealers. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of units, but will assist us in this offering on a “best efforts” basis.

This offering will terminate on [___________________], 2011, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2011.

RODMAN & RENSHAW, LLC

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus.  We have not authorized anyone to give any information or make any representation about this offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the SEC.  Therefore, if anyone does give you different or additional information, you should not rely on it.  The delivery of this prospectus does not mean that there have not been any changes in our condition since the date of this prospectus.  If you are in a jurisdiction where it is unlawful to offer the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you.  This prospectus speaks only as of its date except where it indicates that another date applies.

Market data and certain industry forecasts used in this prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified this information, and we do not make any representation as to the accuracy of such information.

In this prospectus, the terms “we”, “us”, “our”, “our company” and “Quadrant 4 Systems” refer to Quadrant 4 Systems Corporation, a Florida corporation.

The trademarks and product names appearing in this prospectus are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary highlights some important information from this prospectus, and it may not contain all of the information that is important to you.  You should read the following summary together with the more detailed information regarding us and our common stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in this prospectus.

Our Company

Quadrant 4 Systems Corporation is a Florida corporation.  Our primary focus and business model relate to providing business process consulting and information technology, which we refer to as “IT,” consulting to other businesses.  We are a provider of software development, outsourcing and consulting services. In May 2010, we acquired a business involving IT consulting and that area of business is the primary focus of our business model.  Our current customer base is primarily medium to large companies primarily in three market segments; healthcare, telecommunications and financial services.

Corporate information

Our principal executive offices are located at 2850 Golf Road, Suite 405, Rolling Meadows, IL 60010 and our telephone number is (732) 798-3000. Our website address is www.quadrantfour.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Business Strategy

We are a supplier of IT and IT Enabled Services, which we refer to as “ITES,” based products and solutions specific to the health care, telecommunications and financial services industries.  We have adopted a business strategy to acquire, build and deploy a broad range of products and solutions and be a single source one stop supplier of advanced IT solutions that allows our clients to take advantage of recent trends in the information technology field.

THE OFFERING
Securities offered:
Up to [__] units, each unit consisting of one share of common stock, $0.001 par value, and a warrant to purchase up to an additional 0.5 (one-half) share of common stock.  Units may be sold in one or more closings up to the termination date of [November 30, 2011.]

Offering price:	$_____ per Unit.

Description of warrants:
The warrants will be exercisable at any time during the period commencing after the date of closing and ending on the [fifth] anniversary of the closing date at an exercise price per share equal to $____. We and the placement agent may, upon request of any investor in this offering, sell units to such investors that exclude the warrants, provided that the sale of units that exclude such warrants shall be at the same offering price per unit as all other investors.

Common stock outstanding prior to the offering:	49,250,492 shares.

Common stock outstanding after the offering:	__________ shares, which does not include ________ shares of common stock issuable upon exercise of the warrants included in the offered units or any exercise of the placement agent warrants.

Use of proceeds	We expect to use the proceeds received from the offering to carry out our marketing strategy, pursue acquisitions of additional assets and for general working capital purposes.

Risk factors	See “Risk Factors” beginning on page 4 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the units.

OTCBB quotation service symbol	QFOR

SUMMARY OF CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following summary selected condensed consolidated financial information as of and for the years ended December 31, 2010 and 2009, have been derived from our audited financial statements. The financial information as of and for the six months ended June 30, 2011 and 2010 is derived from our unaudited condensed consolidated financial statements. The condensed consolidated financial information set forth below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this prospectus.

(in thousands, except per share amounts)	For the Six Months Ended June 30, (unaudited)			For the Year Ended December 31,
	2011	2010		2010	2009
Consolidated Statement of Operations:
Revenue	$14,002		$4,336	$15,233	$168
Cost of Revenue	10,935		3,648	12,883	58
Gross Margin	3,067		688	2,350	110

General & Administrative Expenses	(976)		(219)	(900)	(140)
Amortization Expenses	(1,755)		(342)	(1,476)	-
Interest Expense	(819)		(226)	(726)	-
Writedown of lists	-		-	(1,500)	-

Net Income (Loss)	$(483)		$(99)	$(2,252)	$(30)

Common Stock Data:
Net Income (Loss) per common share	$(0.01)	$	*	$(0.09)	$(0.01)
Weighted Average common shares	47,031,339		35,150,211	24,845,602	2,921,874
* less than $0.01 per share

Consolidated Balance Sheet Data:
Cash	$229			$60	$-
Accounts Receivable (net of allowance for doubtful)	8,832			3,573	-
Other Current Assets	6			7	-
Total Current Assets	9,067			3,640	-
Intangibles	19,957			7,612	-
Fixed Assets	21			-	26
Total Assets	$29,045			$11,253	$26

Accounts payable	$5,617			$2,076	$24
Note Payable to Factor	5,761			2,295	-
Notes Payable to others	4,297			391	-
Due to Seller	-			390	-
Total Current Liabilities	15,675			5,152	-
Long Term Debt	5,000			1,956	-
Total Liabilities	20,675			7,108	24
Total Stockholders’ Equity	8,370			4,145	2
Total Liabilities and Stockholders’ Equity	$29,045			$11,253	$26

RISK FACTORS

An investment in our securities is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss of their investment.  You should carefully consider, together with the other matters referred to in this prospectus, the following risk factors before you decide whether to buy our common stock.

Risks Associated with Our Business and Industry

The markets in which we operate are highly competitive and we may be unable to compete successfully.

The IT consulting market sector is intensely competitive. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational consulting companies, specialized “boutique” firms and other companies.  Many of our competitors have and employ greater financial and other resources, including larger marketing and sales organizations. The Company's lack of resources may limit its flexibility to pursue transactions as compared with its competitors.  Our competitors may successfully sell their services on a more effective or less costly basis than the services we are offering rendering our services noncompetitive.  In order to be competitive, it may be necessary for us to offer services on more attractive transaction terms than otherwise might be the case. These factors may prevent us from ever becoming profitable.

Unfavorable economic and market conditions and reduced spending on information technology projects may lead to a decreased demand for our services and solutions and may harm our business, financial condition and results of operations.

We are subject to the effects of general global, economic and market conditions. Recent events in the financial market may have an impact on our business. To the extent that our business suffers as a result of such unfavorable economic and market conditions, our operating results may be materially adversely affected. In particular, many enterprises may reduce spending in connection with upgrading and updating their IT systems.  Budgets for IT-related expenditures are often cyclical in nature, with generally higher budgets in times of improving economic conditions and lower budgets in times of economic slowdowns. In addition, even at times when budgets for technology-related capital expenditures are relatively high, our clients may, due to imminent regulatory or operational deadlines or objectives or for other reasons, prioritize other expenditures over the solutions that we offer.  Some of our sales will represent upgrades or renovations of existing solutions installed by others which allows for discretionary spending decisions by existing facilities when faced with retaining an existing solution.  Customer purchase decisions may be significantly affected by a variety of factors, including trends in spending for IT, market competition, capital expenditure prioritization, budgeting and the viability or announcement of alternative technologies. Furthermore, even when IT is a priority, prospective customers that made significant investments in other solutions would incur significant costs in switching to solutions and services such as ours. If these industry-wide conditions exist, they may have a material adverse impact on our business, financial condition and results of operations.

The market segments in which the Company intends to focus on are subject to various macro and micro economic trends, which will have an effect on our clients’ ability and desires to utilize our services.

We provide our services to companies who operate primarily in three market segments.  Thus, the trends and economic conditions affecting businesses in those market segments will have an effect on our clients which will, in turn, affect their abilities and desires to utilize our services.  Growth in business in those markets will have a positive effect on our company but stagnation in those markets may tend to limit the needs and desires of companies in those markets to seek out services such as those provided by companies such as ours.

We face additional risks when providing large-scale, multi-faceted projects.

Some of the projects for which we offer our services and solutions through our Quadrant 4 Solutions subsidiary are large-scale and multi-faceted developments. Quadrant 4 Solutions provides the design and architecture, planning and implementation of IT services on an enterprise-wide basis involving great complexity. The larger and more complex such projects are, the greater the risks associated with such projects.  These risks may include our exposure to penalties and liabilities resulting from a breach of contract, our ability to fully integrate our services or solutions with third party services and complex environments.  Large-scale and multi-faceted projects may require us to engage subcontractors with specialization or additional manpower that we do not have rendering us dependent upon those subcontractors for the successful and timely completion of such projects.  Also, we may be held liable for the failure of our subcontractors, from whom we may have no recourse.  In addition, there fluctuations in cash collection and revenue recognition with respect to such projects may be more significant as a result of the size of these projects.

Operating internationally will expose us to additional and unpredictable risks.

We intend to sell our services and solutions throughout the world and intend to penetrate international markets. A number of risks are inherent in international transactions. Our future results could be materially adversely affected by a variety of factors including changes in exchange rates, general economic conditions, regulatory requirements, tax structures or changes in tax laws, and longer payment cycles. International sales and operations may be limited or disrupted by the imposition of governmental controls and regulations, export license requirements, political instability, trade restrictions, changes in tariffs and difficulties in managing international operations. We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and, consequently, on our business, financial condition and results of operations.

Contracts with our customers tend to be conditioned on performance or results or other milestones and allow for termination with little or no notice or penalty.  Termination of a contract could negatively impact our revenues and profitability.

The typical terms of contracts in our industry expose us to risks of performance, completion and failure to maintain efficient delivery of our services.  Certain contracts with our customers may include fixed pricing or other negotiated terms where the risks associated with completion in a timely manner or with a specified number of hours is assumed by us.  If we are unable to complete the projects within the proper timeframe or under other negotiated terms, we could be required to expend additional hours or incur additional costs to complete the projects.  Other contracts may be based on competitive bidding for which we assume certain costs with no assurance that we will be able to perform within the parameters on which we based our pricing. Failure to meet these terms could obligate us to continue work without additional revenue or with a reduced margin or at a loss.  Our failure to finish projects, meet milestones or satisfy customer issues during a project could result in termination of a project or a relationship with a customer which would result in both reduced revenue and unutilized resources due to employees and consultants being idled as a result of such termination.

We depend on market acceptance to sell our services and a lack of acceptance would depress our sales. The quality of our services for past and current projects determines our reputation in our industry and has a direct effect on our ability to market our services for future projects.

The companies which engage us to provide services will determine whether our services are successfully deployed.  There are no independent factors and the projects are typically unique to the client but the results, increased efficiency, better utilization of IT with the client-company and better acceptance by their consumers, for example, are bases on which the quality of services we provide are judged and on which our reputation is established.  The risk associated with the quality of services we provide is the effect on our reputation and future ability to successfully market our services.  While we endeavor to provide the highest quality of our services to each customer, there can be no assurance that we will always be successful in this regard.  Our engagements with our customers are generally related to a specific job or task or project without assurance of any subsequent engagements; therefore, market acceptance can often determine whether we are retained by a previous customer for a new project.

Incorrect or improper use of our services or failure to properly provide training, consulting, implementation, and maintenance services could result in negative publicity and legal liability.

Programming services and other services provided by our subsidiary, Quadrant 4 Consulting, have limited liability and management of the projects is typically retained by the client company.  As our Company expands our business in large-scale projects and design/architecture and implementation projects under the business model of Quadrant 4 Solutions, we take on liability for the quality of our work.  Our services and solutions under the business model of Quadrant 4 Solutions are complex and are deployed in a wide variety of companies.  The failure of our consultants or employees to provide quality services could result in adverse results which could create problems for our customers both in their operations and their obligations to others resulting in claims of liability made on our Company by such customers.

We offer our services based on the most up-to-date technology and must stay abreast of current and future technological innovations to remain competitive.

We are frequently engaged to implement newer technologies within a client company’s existing technologic infrastructure and we are expected to utilize the newest innovations with updates and improvements compared with technology and programming even as little as months or weeks old.  If we are unable to stay current with evolving technology and programming methodologies or software, we will be unable to offer competitive services to our customers.  Our expertise must include both the evolution in technological products and services as well as the industries to which we strive to service.  Our business will suffer if we fail to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology and in the industries on which we focus.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available or not available on favorable terms.

 The ability of our business to grow and compete depends on the availability of adequate capital, which in turn depends in large part on our cash flow from operations and the availability of equity and debt financing. We cannot assure you that our cash flow from operations will be sufficient or that we will be able to obtain equity or debt financing on acceptable terms or at all to implement our growth strategy. As a result, we cannot assure you that adequate capital will be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Increases in market interest rates may increase our cost of operations.

An increase in interest rates would make it more expensive to use debt to finance our operations.  As a result, a significant increase in market interest rates could increase our cost of capital, which would reduce our net income.

We are totally reliant on management to carry out the business model of the Company.

The nature of our business model is that the Company is wholly dependent on the diligence and skill of our management, acting under the supervision of the Company's board of directors to carry out and execute on our business model.  We are reliant on our management for both general business skills such as negotiation and financial analysis and also applying these skills to the specific needs of the Company and adapting these skills to the business model.  We may also, from time to time, engage outside consultants and professionals known to management to assist in these needs but we will be reliant on management in evaluating and monitoring such outside consultants and professionals.

Our present senior management team has limited experience working together to manage a business engaged in the area of business in which we are focused.

The senior management team will evaluate, structure and negotiate terms and close contracts including acquisitions and monitor and manage contracts and subsidiaries and their abilities to perform these functions as members of management will have a significant impact on our future success.  The lack of experience of our senior management team in managing a public company in this market sector under such constraints may hinder the ability of the Company to realize the maximum value of those new business relationships and, as a result, maximize our business objectives.  We will be wholly dependent for the selection, structuring, closing and monitoring of new business relationships on the diligence and skill of our management, acting under the supervision of the Company's Board of Directors.   None of these individuals has substantial experience (based on an assumption for purposes of this paragraph as experience resulting from practice for more than a few years) working with one another.  In addition, we may engage outside consultants and professionals known to management to assist in evaluating and monitoring portfolio companies and maintaining regulatory compliance.

While we believe that our management possesses certain fundamental business skills that will increase the likelihood, on the part of the Company, to succeed, our management team does not have “years of experience” working together in the operation and management of a company in this market segment and might be considered as inexperienced when it comes to the both the day to day operations and the pursuit and negotiation of strategic business relationships.  The Company intends to rely on the general skills and business acumen of its management team as well as engaging other professionals and consultants from time to time to increase its likelihood of success but there can be no assurance of such success.

We may not be able to successfully manage our growth, which could lead to our inability to implement our business plan.

Our growth is expected to place a significant strain on our managerial, operational and financial resources, especially considering that we currently have a relatively small management team.  Further, as we enter into additional contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth or in the event that the number of employees and contracts dramatically increase. There can be no assurance that our systems, procedures and/or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

Our success depends largely upon our highly skilled technology professionals and our ability to hire, attract, motivate, retain and train these personnel.

Our ability to execute projects, maintain our client relationships and obtain new clients depends largely on our ability to attract, train, motivate and retain highly skilled technology professionals and consultants. If we cannot hire, motivate and retain personnel, our ability to bid for projects, obtain new projects and expand our business will be impaired and our revenues could decline.  We believe that there is significant worldwide competition for skilled technology professionals. Additionally, technology companies have recently increased their hiring efforts. Increasing worldwide competition for skilled technology professionals and increased hiring by technology companies may affect our ability to hire an adequate number of skilled and experienced technology professionals and may have an adverse effect on our business, results of operations and financial condition.

We draw on the international pool of qualified programmers and other technicians to provide the services offered by our Company.  In some cases, we are forced to hire individuals from other countries under the H1-B visa programs and competition for these visas is significant.  Additionally, changes in the immigration policies of the United States such as the H1-B program for granting work visas to qualified professionals and technicians could have a material effect on our ability to hire and retain enough qualified professionals and technicians.

In addition, the demands of changes in technology, evolving standards and changing client preferences may require us to redeploy and retrain our technology professionals. If we are unable to redeploy and retrain our technology professionals to keep pace with continuing changes in technology, evolving standards and changing client preferences, this may adversely affect our ability to bid for and obtain new projects and may have a material adverse effect on our business, results of operations and financial condition.

We have provided for certain limitations of liability and indemnifications of our management.  We indemnify officers and directors to the maximum extent permitted by Florida law.

Our articles of incorporation provide for indemnification of directors, officers, employees and agents of the Company to the full extent permitted by Florida law.  While limitations of liability and indemnification are themselves limited by both Federal and state laws and evolving case-law involving corporation management, the Company has instituted provisions in its bylaws indemnifying, to the extent permitted, against and not making management liable for, any loss or liability incurred in connection with the affairs of the Company, so long as such loss or liability arose from acts performed in good faith and not involving any fraud, gross negligence or willful misconduct. Therefore, to the extent that these provisions provide any protection to management, that protection may limit the right of a shareholder to collect damages from members of management.  Members of management are required to exercise good faith and integrity in handling the affairs of the Company.

Risks Relating to this Offering

We will have immediate and broad discretion over the use of the net proceeds from this offering.

There is no minimum offering amount required as a condition to closing this offering and therefore net proceeds from this offering will be immediately available to us to use at our discretion. We intend to use the net proceeds to further enhance our services and to ensure that we provide top level quality service to all our customers and to also develop relationships that we have but have not had time or the resources to develop and for working capital and general corporate purposes. Our judgment may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 49,250,492 shares of common stock outstanding as of September 27, 2011, 26,550,492 shares are freely tradable without restriction, unless acquired by our “affiliates.” Some of these shares may be resold under Rule 144. The sale of the 5,100,000 shares issuable upon exercise of outstanding warrants could also lower the market price of our common stock.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to [___________________] shares offered as part of the units offered for sale in this offering at a public offering price of [$____] per unit, and after deducting placement agent commissions and estimated offering expenses payable by us,  assuming no exercise of any warrants issued in connection with the sale of the units, investors in this offering can expect an immediate dilution of [$____] per share, or [____%], at the public offering price.

Additionally, in the past, we issued warrants to acquire shares of common stock. To the extent these warrants are ultimately exercised, you will sustain future dilution. We may also acquire other assets or finance strategic alliances by issuing equity or debt securities, including medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon our liquidation, holders of our debt securities, if any, and shares of preferred stock, if any, and lenders with respect to other borrowings, if any, will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us reduce the value of our common stock. Any preferred stock we may issue would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in the Company.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

If the registration statement covering the shares issuable upon exercise of the warrants contained in the units is no longer effective, the unit warrants will be issued with restrictive legends unless such shares are eligible for sale under Rule 144.

The offering may not be fully subscribed and, even if the offering is fully subscribed, we will need additional capital in the future.  If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

The placement agent in this offering will offer units on a “best-efforts” basis, meaning that we may raise substantially less than the total maximum offering amounts. No refund will be made available to investors if less than all of the units are sold.  Based on our proposed use of proceeds, we may likely need significant additional financing in the future, which we may seek to raise through, among other things, public and private equity offerings and debt financing.  Any equity financing will be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities.  Additional financing may not be available on acceptable terms, or at all.

Risks Associated with Investing in Our Common Stock Generally

Investing in our stock is a highly speculative investment.

Ownership of our common stock is extremely speculative and involves a high degree of economic risk, which may result in a complete loss of your investment. Only persons who have no need for liquidity and who are able to withstand a loss of all or substantially all of their investment should purchase our common stock. Further, the business strategy we are pursuing may result in a higher amount of risk than alternative investment options and volatility or loss of value.  The Company is pursuing a growth strategy which may be considered speculative and aggressive, and therefore, an investment in our shares may not be suitable for someone with low risk tolerance.

For the year ended December 31, 2010 our revenue was $15,233,596, and we realized earnings before calculation of taxes, depreciation and amortization of $1,449,705.  Although we believe that we are adequately capitalized to carry out our business plan (subject to the risks inherent in such plan), there can be no assurance that we have sufficient economic resources or that such resources will be available to us on terms and at times that are necessary or acceptable, if at all. There is no assurance that our future revenues will ever be significant or that our operations will continue to be profitable.

There are risks inherent in investing in newer companies with small capitalization due to lack of acceptance by many of the investing public.

We are a relatively new company entering a highly competitive marketplace of investment opportunities.  Consequently, this investment may be marketable only to a limited segment of the investing public.  The Company believes those similar small companies which are newer and have a small capitalization offer significant potential for growth, although such companies generally have more limited product lines, markets, market share and financial resources than larger or more established companies.  The securities of such companies, if traded in the public market, may trade less frequently and in more limited volume than those of more established or larger companies.  Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of newer companies with small capitalization. In particular, newer companies with small capitalization that trade in the over-the-counter markets have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

The Company has a limited operating history focusing on our current business strategy which you can use to evaluate us, making share ownership in our company risky.  There is little in our past performance to predict future results.  We have historically incurred losses and additional losses may be incurred in the future.  Investors should not rely solely on projections or opinions.

While the Company is currently indicating positive earnings, we have had prior periods in which the Company lost money which may affect market perception.  No assurances can be given that we will be successful in maintaining profitable operations.   We expect to continue to incur costs associated with acquisitions and absorption of acquired assets during the next twelve to eighteen months in order to pursue our business model.

As a result of our lack of operating history, and the other risks described in this Prospectus, we may be unable to accurately forecast our revenues.  Our future expense levels are based predominately on our operating plans and estimates of future revenues, and to a large extent are fixed. We may be unable to adjust spending in a timely manner to compensate for revenues that do not materialize. Accordingly, any significant shortfall in revenues or lack of revenue would likely have an immediate material adverse effect on our business, operating results and financial condition.  Our ability to generate revenues will depend upon many factors.  We will be required to build our business by implementing operational systems, hiring additional employees, developing and implementing a marketing and sales strategy and implementing our technology applications.  Our expenses will initially exceed our revenues and no assurances can be made that we will become profitable or provide positive cash flows.

The Company has not authorized any party to make any projections or express any opinion concerning future events or expected profits or losses, except as set forth in its statements and other documents filed with the Securities and Exchange Commission.  Opinions of possible future events are based upon various subjective determinations and assumptions.  All projections by their very nature are inherently subject to uncertainty; accordingly, a prospective investor will be subject to the risk that any such projections will not be reached, that any such underlying assumptions may prove to be inaccurate.  Opinions, whether written or oral, which differ from the data provided to those documents are not authorized and should not be relied upon by investors in making decisions about investing in, buying of selling the stock of the Company.  Furthermore, while members of the Company’s management have significant business experience, they have not previously been involved in the development of a public company in a business specifically similar to the Company.  Therefore, projections and opinions about the prospective success of the Company contained in documents filed with Securities and Exchange Commission or otherwise authorized by the Company are based solely on the judgment of and assumptions made by the Company's management on which to estimate the volume of sales and the amount of revenues that the Company's planned operations may generate, or regarding other aspects of the planned operations of the Company.

Our common stock price may be volatile.

The trading price of our common stock may fluctuate substantially. The price of the common stock may be higher or lower than the price you pay for your units, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  The trading price of our shares has experienced significant volatility in the past and may continue to do so in the future.  Unfavorable changes, many of which are outside of our control, could have a material adverse affect on our business, operating results, and financial condition.  These factors include, but are not limited to, the following:

•
price and volume fluctuations in the overall stock market from time to time including market conditions in the industry and the general state of the securities markets, with particular emphasis on the technology sectors of the securities markets;

•	announcements of technological innovations, development of or disputes concerning our intellectual property rights, customer orders, earnings releases or new services by us or our competitors
•	actual or anticipated changes in our earnings or fluctuations in our operating results or changes in the expectations of securities analysts;
•	general economic conditions and trends;
•	loss of a major funding source; or
•	departures of key personnel

Our Common Stock is not traded on a National Exchange but rather the price is quoted on the OTC Bulletin Board which generally may not offer the same liquidity as exchange-traded securities.

Our common stock is quoted on the OTC Bulletin Board. The OTCBB quotation service is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges.  Securities traded on the OTCBB quotation service are typically thinly traded, highly volatile, have fewer market members and are not followed by analysts.  The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB quotation service.  Quotes for stocks included on the OTCBB quotation service are not listed in newspapers.  Therefore, prices for securities traded solely on the OTCBB quotation service may be difficult to obtain and holders of our common stock may be unable to sell their shares at acceptable prices.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock.

Our Common Stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The Company is subject to the SEC’s penny stock rules.

Since our Common Stock is deemed to be penny stock, trading in the shares of our Common Stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our Common Stock and may affect the ability of the Company’s stockholders to sell their shares of Common Stock.

There can be no assurance that our shares of Common Stock will ever qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Ownership of our shares is concentrated in the hands of a few investors who, while they are not organized as a group, could unite and, as a result, could limit the ability of our other stockholders to influence the direction of the company.

As calculated by SEC rules of beneficial ownership, StoneGate Holdings, Inc., Dandawate Irrevocable Trust, ADSO Group, Inc., Sigmatron Corporation, Inventure Group, Lionsgate Irrevocable Trust (a family trust controlled by the wife of our chief executive officer), and certain holdings imputed to our officers and directors beneficially owned approximately 51.3% of our common stock as of June 30, 2011. Accordingly, while there are no formal relationships between these owners, we recognize that if any relationships would evolve, power would be concentrated in a group which would collectively have the ability to significantly influence or determine the election of all of our directors or the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of our other stockholders.

Additionally, most shareholders vote with management and, as a result, the directors and officers would likely exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  Shareholder actions adverse to management require organized voting to overcome this trend and a concentration of ownership not allied with a shareholder effort adverse to management may have the effect of delaying or preventing a change in control of the Company or forcing management to change its operating strategies.

We face corporate governance risks and negative perceptions of investors associated with the fact that we currently have a limited board.

Our current management has significant control over our business direction.  The absence of a diverse board with a complement of independent members available to second and/or approve related party transactions involving our management, including compensation and employment agreements with management and the oversight of our accounting functions, poses certain risks but also perceptions of management by the investing community.  Investors may perceive that, because independent directors do not comprise the majority of our board in order to approve related party transactions involving management and a limited number of directors are available to approve our financial statements that such transactions are not fair to the Company and/or that such financial statements may contain errors.  The price of our common stock may be adversely affected and/or devalued compared to similarly sized companies with multiple officers and directors due to the investing public’s perception of limitations facing our company due to the fact that we only have a limited board of directors.

Provisions of our charter documents could discourage an acquisition of our company that would benefit our stockholders and may have the effect of entrenching, and making it difficult to remove, management.

Provisions of our Certificate of Incorporation and By-laws may make it more difficult for a third party to acquire control of us, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine, including, for example, rights to convert into our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. Further, the existence of these corporate governance provisions could have the effect of entrenching management and making it more difficult to change our management.

We cannot guarantee paying dividends to our stockholders and we do not anticipate declaring or paying dividends in the immediate future.

The Company is allowed by its articles of incorporation and/or by-laws to pay dividends to its stockholders. However, there can be no guarantee the Company will have sufficient revenues to pay dividends during any period. The Company has never declared or paid any cash dividends on its common stock. We intend to make distributions at some point in the future to our stockholders out of assets legally available for distribution. However, for the foreseeable future, the Company intends to retain any earnings to finance the  development  and  expansion  of  its  business,  and it  does  not anticipate paying any cash dividends on its  common  stock in the immediate future.  We cannot assure you that we will achieve investment results that will allow or require any specified level of cash distributions or year-to-year increases in cash distributions.  Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the Company's financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  We have based these forward-looking statements on our current expectations and projections about future events.  These statements include, but are not limited to, statements relating to our business strategy, which is based upon our interpretation and analysis of trends in the information technology industry, especially those related to computer systems and computer programming. This strategy assumes that the Company’s principal services will prove useful for assisting in the updating and upgrading of the information technology needs of its clients. This strategy also assumes that we will be able to raise the capital necessary to finance the further development and commercialization of our products.

These statements may be found in the sections of this prospectus titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis and Results of Operations,” and “Description of our Business,” as well as in this prospectus generally.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in “Risk Factors” and elsewhere in this prospectus.

In addition, statements that use the terms “can,” “continue,” “could,” “may,” “potential,” “predicts,” “should,” “will,” “believe,” “expect,” “plan,” “intend,” “estimate,” “anticipate,” “scheduled” and similar expressions are intended to identify forward-looking statements.  All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements.  Many of these factors are beyond our ability to control or predict.  Forward-looking statements do not guarantee future performance and involve risks and uncertainties.  Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties.  The risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the SEC, and include, among others, the following:

•	Our limited operating history;
•	The degree and nature of our competition;
•	Our ability to employ and retain qualified employees;
•
The characteristics of being competitive in our industry, including attracting and maintaining clients for our consulting services, offering consulting services that include current and future IT services and IT needs of our clients and maintaining financing arrangements to meet payroll and costs associated with our growth strategy; and

•
The other factors referenced in this prospectus, including, without limitation, under the sections titled “Risk Factors,” “Management’s Discussion and Analysis and Results of Operations,” and “Description of our Business.”

These risks are not exhaustive.  Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance.  Moreover, we operate in a very competitive and rapidly changing environment.  New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  These forward-looking statements are made only as of the date of this prospectus.  Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

USE OF PROCEEDS

We estimate that we will receive up to $9,350,000 in net proceeds from the sale of the maximum number of units in this offering, based on an assumed price of [$____] per unit and after deducting estimated placement agent fees and estimated offering expenses payable by us.  We have determined that our business model may be best met by acquiring additional assets consistent with our current operations but we have not entered into any arrangements for any such acquisitions.  Generally, such opportunities arise quickly and the proceeds of the sale of securities contemplated by this prospectus will allow us to acquire assets on more favorable terms.  We intend to acquire assets consistent with the business model discussed herein.  We can not accurately predict nor project the outcome of any such acquisitions as none are committed or can be definitively identified at this time.  We must reserve the right to change the use of proceeds to meet specific cash flow needs as a result of integration of acquisitions.  We may also change the use of proceeds to meet changes in market conditions or economic conditions as discussed in “Risk Factors” above.  We may also use the net proceeds from this offering to further marketing efforts and for working capital and other general corporate purposes which may include the repayment of indebtedness outstanding from time to time.  We have not made any allocations of proceeds for specific needs or projects.  Pending any use, we plan to invest the net proceeds in investment grade, short-term, interest-bearing securities.

In the event that the proceeds are substantially less than the amount anticipated, our priority will be to hold proceeds for acquisitions and/or retire indebtedness such that additional borrowing may occur as acquisition opportunities arise in the near future.  While we have not targeted specific acquisitions for use of these proceeds, it is possible that additional financing will be required to complete potential acquisitions and we anticipate consideration will be given to the availability of financing for such acquisitions prior to committing corporate funds.

The warrants may be exercised only for full shares of common stock. If a warrant holder elects to pay the exercise price, rather than exercising the warrants on a “cashless” basis, we may also receive proceeds from the exercise of warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised. The warrants may only be exercised on a “cashless” basis if the registration statement covering the shares issuable upon exercise of the warrants contained in the units is no longer effective, and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144.

DILUTION

If you purchase units in this offering, and assuming no value is attributed to the warrants, your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $____ per unit and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of June 30, 2011 was approximately ($11,586,966), or approximately ($.24) per share. Net tangible book value per share represents our total tangible assets less total tangible liabilities, divided by the number of shares of common stock outstanding as of June 30, 2011.

Net tangible book value dilution per unit to new investors represents the difference between the amount per unit paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering, assuming that no value is attributed to the warrants. After giving effect to our sale of [_______] units in this offering at an assumed public offering price of [$____] per unit, and after deducting the placement agent commissions and estimated offering expenses, our as adjusted net tangible book value as of September 18, 2011 would have been $[__] million, or $[__] per share. This represents an immediate increase in net tangible book value of $____ per share to existing stockholders and an immediate dilution in net tangible book value of [$____] per unit to purchasers of units in this offering, as illustrated in the following table:

Assumed public offering price per unit	$
Net tangible book value per share as of June 30, 2011		$(0.24)
Increase in net tangible book value per unit attributable to new investors	$
Adjusted net tangible book value per share as of June 30, 2011, after giving effect to the offering	$
Dilution per unit to new investors in the offering	$

The above discussion and tables do not include the following:

•	[__] shares of common stock issuable upon exercise of outstanding warrants as of [__], 2011, with exercise prices ranging from $[__] per share to $[__] per share; and

•	________ shares of common stock that will be issued upon exercise of warrants at an exercise price of $____ per share sold as part of the units in this offering.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTCBB under the symbol QFOR.  The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTCBB equity security generally is any equity that is not listed or traded on a national securities exchange.  The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service.  These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.  Prices for periods prior to April 2010 are calculated on a post-split basis.

	Fiscal 2011				Fiscal 2010		Fiscal 2009
	High		Low		High	Low	High	Low

First Quarter (January 1 - March 31)	$0.44		$0.30		$0.50	$0.16	$0.50	$0.20
Second Quarter (April 1 - June 30)	$0.50		$0.21		$0.80	$0.15	$0.50	$0.20
Third Quarter (July 1 - September 30)		$(1)		$(1)	$0.51	$0.15	$0.80	$0.20
Fourth Quarter (October 1 - December 31)	$--		$--		$0.50	$0.16	$0.60	$0.30
____________________________
(1)  Through September 27, 2011

As of September 27, 2011, there were approximately 442 stockholders of record.  Because shares of our common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of our shares is substantially larger than the number of stockholders of record. Based on information available to us, we believe there are approximately 1,048 beneficial owners of our shares of our common stock in addition to the stockholders of record. On September 20, 2011, the last reported sale price per share for our common stock as reported by the OTCBB quotation service was $.35.

We have not declared or paid any cash dividends on our common stock, and we do not anticipate declaring or paying cash dividends for the foreseeable future. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent.  Any future determination as to the payment of cash dividends on our common stock will be at our board of directors’ discretion and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers to be relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Conditions and Results of Operations and other portions of this prospectus contain forward-looking information that involves risks and uncertainties.  Our actual results could differ materially from those anticipated by the forward-looking information.  Factors that may cause such differences include, but are not limited to, availability and cost of financial resources, product demand, market acceptance and other factors discussed in this prospectus under the heading “Risk Factors”.  This Management’s Discussion and Analysis of Financial Conditions and Results of Operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

Overview

We are a publicly held company engaged in the information technology sector. We were incorporated by the Florida Department of State on May 9, 1990 as Sun Express Group, Inc. for the purpose of obtaining air carrier certification.  Our Board of Directors elected in July 1993 to suspend certification efforts, dispose of or abandon existing assets and seek settlement of existing indebtedness.  In July 1994, we completed a sale of our assets to Conquest Sun Airlines Corp. and Air Tran, Inc. (a spin-off subsidiary of Conquest Sun Airlines Corp.) and remained dormant until August, 2001 when we became involved in the motion picture industry and changed our name to Sun Network Group, Inc.  In June 2005, we became involved in emerging technologies, primarily VOIP and internet-based CCTV security systems, and changed our name to Aventura VOIP Networks, Inc.  In October 2005, we merged with Aventura Holdings, Inc. and adopted that name.  As Aventura Holdings, Inc., we elected to be governed as a “business development company,” which we refer to as a “BDC,” under sections 55 through 64 of the Investment Company Act of 1940 with the primary focus being the ownership of its technology assets including the existing VOIP development business and later a company developing and selling CCTV camera systems for security applications.  We operated as a BDC through May 2006 when we filed to un-elect this status.  With the un-election, we ceased to be an investment company and returned to operating the businesses of our subsidiaries. Unfortunately, that business had limited success although it maintained operations late 2009.

On December 24, 2009, we filed an amendment with the Florida Secretary of State to amend our Articles of Incorporation changing our name to Zolon Corporation because we were in the process of acquiring a company and changing our business to transition into the Information Technology and Software business. On May 22, 2010, effective April 1, 2010, we entered into an asset purchase agreement with Stonegate Holdings, Inc. to acquire two of their operating subsidiaries, VSG Acquisition Corp. and Resource Mine Acquisition Corp and closed this acquisition on May 28, 2010. Additionally, in July 2010, we formed a wholly-owned subsidiary, ISS Acquisition Corporation, and entered into an Asset Purchase Agreement with ISS Corporation to acquire all of the assets of Integrated Software Solutions. Lastly, on April 14, 2011, effective March 1, 2011, we entered into a Securities Purchase Agreement to acquire 100% of MGL Solutions, Inc.  In connection with the transaction and following the closing, we changed the name of MGL Solutions, Inc. to Quadrant 4 Solutions, Inc. to better reflect the business relationship and corporate structure of this entity.

In April of 2011, we changed the name of one of our wholly-owned subsidiaries, ISS Acquisition Corp. to Quadrant 4 Consulting, Inc., and merged in two of our subsidiaries, VSG Acquisition Corp. and Resource Mine Acquisition Corp. into this entity. The purpose for this combination was because these three entities had similar operations and were similar businesses. Following this merger of our subsidiaries, we had and now have two wholly-owned subsidiaries, Quadrant 4 Solutions, Inc. and Quadrant 4 Consulting, Inc.

In order to be consistent with our business plan, on March 31, 2011 our officers, directors and shareholders took the necessary steps to effect a name change. Effective April 1, 2011, the Florida Secretary of State accepted an amendment to our Articles of Incorporation changing our name to Quadrant 4 Systems Corporation.

As a result of the acquisitions of VSG Acquisition Corp, Resource Mine Acquisition Corp and Integrated Software Solutions, the Company is actively executing on its business model which consists of delivery of information technology consulting services and specialized computer programming and technical IT support to its clients.

Results of Operations

In 2010, the Company changed its business significantly and, as a result, comparisons to previous periods are not relevant. The Company acquired new businesses in transactions which materially affected the amount of reported revenue from continuing operations. The revenues, expenses and income reflect the new businesses. Acquisition of the new businesses resulted in material increases in revenues, expenses and income but these increases are not attributed to changes in pricing or profitability of such businesses compared to prior periods of such businesses but rather the acquisition of such business.

Three months ended June 30, 2011 compared to the three months ended June 30, 2010

Revenues

Revenues for the three months ended June 30, 2011 totaled $8,567,333 compared to $4,324,814 of revenue during the comparable period in 2010. The increase in revenues of $4,242,519 was due to the Company’s acquisition of three entities in 2010 and one in 2011. Revenues were comprised of service-related sales of software programming, consulting and development services.

Operating and other expenses

Cost of revenue for the three months ended June 30, 2011 totaled $6,615,947 compared to cost of revenue of $3,648,096 during the comparable period in 2010. In 2010, the Company changed its business model significantly and, as a result, comparisons to the three months ended June 30, 2011 are not relevant. Cost of revenue is comprised primarily of the direct costs of employee and contract labor and related expenses.

General & administrative expenses for the three months ended June 30, 2011 totaled $614,861 compared to general & administrative expenses of $199,862 for the comparable period in 2010. The increase in general & administrative expenses of $414,999 was related to increases in legal and accounting fees associated with the acquisitions and increased staffing to manage the growth of the Company.

Amortization expense for the three months ended June 30, 2011 totaled $1,096,198. Amortization expense for the three months ended June 30, 2010 totaled $342,274. Amortization expense increased due to the acquisition of intangible assets (customer lists, software technology, and hardware technology) from the new business entities acquired by the Company in 2010 and 2011.

Financing and interest costs for the three months ended June 30, 2011 totaled $556,574. This compared to financing and interest costs for the three months ended June 30, 2010 of $226,978. The increase in financing and interest costs is a result of costs incurred with borrowings for long term debt to finance the Company’s acquisitions and the receivable factoring of the Company’s trade receivables.

The Company reported a net loss of $316,247 for the three months ended June 30, 2011 compared to loss of $92,396 for the comparable period in 2010. The increased loss for 2011 is a result of the increases in amortization expense, general and administrative expense and interest expense for 2011 as compared to the comparable period in 2010.

Six months ended June 30, 2011 compared to the six months ended June 30, 2010

Revenues

Revenues for the six months ended June 30, 2011 totaled $14,002,326 compared to $4,336,539 of revenue during the comparable period in 2010. The increase in revenues of $9,665,787 was due to the Company’s acquisition of three entities in 2010 and one in 2011. Revenues were comprised of service-related sales of software programming, consulting and development services.

Operating and other expenses

Cost of revenue for the six months ended June 30, 2011 totaled $10,934,821 compared to cost of revenue of $3,648,096 during the same period in 2010. In 2010, the Company changed its business model significantly and, as a result, comparisons to previous periods are not relevant. Cost of revenues are comprised primarily of the direct costs of employee and contract labor and related expenses

General & administrative expenses for the six months ended June 30, 2011 totaled $976,534 compared to general & administrative expenses of $218,967 during the same period in 2010. The increase in selling, general & administrative expenses of $757,567 was related to increases in legal and accounting fees associated with the acquisitions and increased staffing to manage the growth of the Company.

Amortization expense for the six months ended June 30, 2011 totaled $1,755,711. Amortization expense for the six months ended June 30, 2010 totaled $342,274. Amortization expense increased due to the acquisition of intangible assets (customer lists, software technology, and hardware technology) from the new business entities acquired by the Company in 2010 and 2011.

Financing and interest costs for the six months ended June 30, 2011 totaled $819,114. This compared to financing and interest costs for the six months ended June 30, 2010 of $226,978. The increase in financing and interest costs is a result of costs incurred with borrowings for long term debt to finance the Company’s acquisitions and the receivable factoring of the Company’s trade receivables.

The Company reported net loss of $483,854 for the six months ended June 30, 2011 compared to net loss of $99,776 for the same period in 2010. The increased loss for 2011 is a result of the increases in amortization expense, general and administrative expense and interest expense for 2011 as compared to the comparable period in 2010.

Fiscal Year 2010 Compared to Fiscal Year 2009

For a discussion of factors that could impact operating results, see the section entitled "Risk Factors" on page 4, which is incorporated herein by reference.

The Company acquired new businesses in transactions which materially affected the amount of reported income from continuing operations.  The revenues, expenses and income reflect the new businesses.  Acquisition of the new businesses resulted in material increases in revenues, expenses and income but these increases are not attributed to changes in pricing or profitability of such businesses compared to prior periods of such businesses but rather the acquisition, in toto, of such businesses.  To that extent, a reliance on comparison data from the period prior to acquisition of such businesses compared with the period following such acquisitions may not be a reliable predictor of future performance.  The data does not indicate any material effect of inflation or price increases or decreases.

Revenue

Revenues for the year ended December 31, 2010 were $15,233,596 compared to revenues for the year ended December 31, 2009 of $168,863.  In 2010, the Company changed its business model significantly and, as a result, comparisons to previous periods are not relevant.

The increase in revenues of $15,064,733 was due to the Company’s acquisition of three entities during the year ended December 31, 2010.  Revenues were comprised of service-related sales of software programming, consulting and development services.

Operating and Other Expenses

Cost of sales for the year ended December 31, 2010 were $12,883,772 compared to cost of sales for the year ended December 31, 2009 of $58,604.  In 2010, the Company changed its business model significantly and acquired three entities and, as a result, comparisons to previous periods are not relevant.  Cost of sales is comprised primarily of the direct costs of labor and related expenses.

Operating expenses for the year ended December 31, 2010 were $3,876,260 compared to operating expenses for the year ended December 31, 2009 of $140,456. In 2010, the Company changed its business model significantly and acquired three entities and, as a result, comparisons to previous periods are not relevant.   Operating expenses are comprised primarily of general and administrative support costs of the Company.  Included in operating expenses was $1,476,141 of amortization expense for customer lists acquired by the company during 2010.  Furthermore, $1,500,000 of expense was taken for the write down of an acquired customer list wherein the carrying value of the customer list was more than the calculated fair market value of the customer list.

Financing and interest expenses were $725,566 for the year ended December 31, 2010 compared to $0 for the year ended December 31, 2009.  The increase of financing and interest costs of $725,566 was due to the costs associated with borrowings for long term debt to finance the Company’s acquisitions and the receivable factoring of the Company’s trade receivables.

As a result of these factors, we reported a net loss of $(2,252,002) or $(.09) per share for the year ended December 31, 2010 as compared to net loss of $30,197 or ($.nil) per share for the year ended December 31, 2009.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the year ended December 31, 2010 and December 31, 2009 is calculated as follows:

	December 31, 2010	December 31, 2009
Net Loss	$(2,252,002)	$(30,197)
Interest expense	725,566
Depreciation expense		4,640
Amortization expense	1,476,141
Writedown of customer lists	1,500,000
EBITDA	$1,449,705	$(25,557)

Liquidity and Capital Resources

At December 31, 2010, we had an accumulated deficit of $(3,383,221) and a working capital deficit of $(1,511,744).

We have no material commitments for capital expenditures.

Net cash used by operations during the year ended December 31, 2010 was $1,816,521 primarily relating to the decrease in accounts payable and accrued expenses and increase in accounts receivable.  In the comparable period of 2009, we had net cash used in operations of $(83,345) primarily relating to a net loss of $(30,197).

$850,000 of cash was used in investing activities for the year ended December 31, 2010 for the payment of the purchases of assets.

$2,726,576 of cash was provided by financing activities for the year ended December 31, 2010.  Cash was provided primarily from the increase in note payable-factor and proceeds from the sales of common stock, offset in part by the payment of long-term debt.

The Company is reliant upon outside entities to finance its operations and provide working capital.  A tightening of capital markets can reduce or eliminate funding sources resulting in a decrease in our liquidity and an inability to generate revenues from new lending activities.

Liquidity.   The company is continuing to expand its software development business operations through acquisitions and organic internal growth.  Acquisitions of target companies may have a negative impact of the Company’s liquidity if cash is required as part of the acquisition financing.  Currently the Company anticipates that additional financing such as the net proceeds from this offering will not require the Company to use cash from operations to fund these acquisitions.  Also, the Company is exploring alternatives to its trade receivable factoring which carries a very high interest rate.  Refinancing of this receivable factoring financing will reduce the Company’s finance and interest costs thereby increasing the Company’s liquidity position.

Contractual obligations

As of December 31, 2010

Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Notes Payable	$4,641,826	$2,685,997	$1,955,829	$-0-	$-0-
Capital Lease Obligations	-0-	-0-	-0-	-0-	-0-
Operating Lease Obligations	-0-	-0-	-0-	-0-	-0-
Purchase Obligations	-0-	-0-	-0-	-0-	-0-
Other Long-Term Liabilities	-0-	-0-	-0-	-0-	-0-
Total	4,641,826	2,685,997	1,955,829	-0-	-0-

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Estimates and Policies

General

The consolidated financial statements of the Company are prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, net revenue and expenses, and the disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Senior management has discussed the development, selection and disclosure of these estimates with the Board of Directors who serve as our audit committee.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably likely to occur could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of the consolidated financial statements.

A summary of significant accounting policies is included in Note 2 to the consolidated financial statements included elsewhere in this Report. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.  The following are a summary of the significant accounting estimates and policies.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.   We have made estimates for doubtful accounts of accounts receivable, fair values of our customer lists and the estimated useful lives for the amortization of our customer lists.   Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.  The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the value of customer lists and customer relationships, values which are not readily apparent from other sources.

Fair Value of Financial Instruments

The Company considers the carrying amounts of financial instruments, including cash, accounts receivable, accounts payable and accrued expenses and notes payable to approximate their fair values because of their relatively short maturities.

Accounts and Unbilled Receivables

Accounts and unbilled receivables consist of amounts due from customers. The Company records a provision for doubtful receivables, if necessary, to allow for any amounts which may be unrecoverable, which is based upon an analysis of the Company’s prior collection experience, customer creditworthiness and current economic trends.

Intangible Assets

Intangible assets are recorded at fair value and amortized on the straight-line method over the estimated useful lives of the related assets.  The carrying value of intangible assets are reviewed for impairment by management at least annually or upon the occurrence of an event which may indicate that the carrying amount may be greater than its fair value. If impaired, the Company will write-down such impairment. In addition, the useful life of the intangible assets will be evaluated by management at least annually or upon the occurrence of an event which may indicate that the useful life may have changed.  Customer lists were valued based on management’s forecast of expected future net cash flows, with revenues based on projected revenues from customers acquired and are being amortized over five years.

Revenue Recognition

Revenue is recognized when it has persuasive evidence of an arrangement, the fee is fixed and determinable, performance of service has occurred and collection is reasonably assured. Revenue is recognized in the period the services are provided.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-08: “Intangibles--Goodwill and Other (Topic 350) Testing Goodwill for Impairment”.  The amendments in this update are intended to reduce complexity and costs by allowing the reporting entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The update includes examples of events and circumstances that an entity should consider in evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted for annual and interim goodwill impairment tests performed as of a date prior to September 15, 2011 if the entity's financial statements for the most recent annual or interim period have not yet been issued.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”.  The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. Generally Accepted Accounting Principles (GAAP) and International Financial Reporting Standards.  While many of the amendments to U.S. GAAP are not expected to have a significant effect on practice, the new guidance changes some fair value measurement principles and disclosure requirements.  Adoption of ASU 2011-04 is effective for annual periods beginning after December 15, 2011 and is not expected to have a significant impact on the Company's consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

DESCRIPTION OF BUSINESS

Corporate History

We were incorporated by the Florida Department of State on May 9, 1990 as Sun Express Group, Inc. for the purpose of obtaining air carrier certification.  Our Board of Directors elected in July 1993 to suspend certification efforts, dispose of or abandon existing assets and seek settlement of existing indebtedness.  In July 1994, we completed a sale of our assets to Conquest Sun Airlines Corp. and Air Tran, Inc. (a spin-off subsidiary of Conquest Sun Airlines Corp.) and remained dormant until August, 2001 when we became involved in the motion picture industry and changed our name to Sun Network Group, Inc.  In June 2005, we became involved in emerging technologies, primarily VOIP and internet-based CCTV security systems, and changed our name to Aventura VOIP Networks, Inc.  In October 2005, we merged with Aventura Holdings, Inc. and adopted that name.  As Aventura Holdings, Inc., we elected to be governed as a “business development company,” which we refer to as a “BDC,” under sections 55 through 64 of the Investment Company Act of 1940 with the primary focus being the ownership of its technology assets including the existing VOIP development business and later a company developing and selling CCTV camera systems for security applications.  We operated as a BDC through May 2006 when we filed to un-elect this status.  With the un-election, we ceased to be an investment company and returned to operating the businesses of our subsidiaries. Unfortunately, that business had limited success although it continued operations until late 2009.

On December 24, 2009, we filed an amendment with the Florida Secretary of State to amend our Articles of Incorporation changing our name to Zolon Corporation. On May 22, 2010, effective April 1, 2010, we entered into an asset purchase agreement with Stonegate Holdings, Inc. to acquire two of their operating subsidiaries, VSG Acquisition Corp. and Resource Mine Acquisition Corp and closed this acquisition on May 28, 2010. Additionally, in July 2010, we formed a wholly-owned subsidiary, ISS Acquisition Corporation, and entered into an Asset Purchase Agreement to acquire the assets of Integrated Software Solutions. Lastly, on April 14, 2011, effective March 1, 2011, we entered into a Securities Purchase Agreement to acquire 100% of MGL Solutions, Inc.  In connection with the transaction and following the closing, we changed the name of this subsidiary to Quadrant 4 Solutions, Inc. in order to better reflect the relationship of our subsidiaries and our corporate structure.

In April of 2011, we changed the name of one of our wholly-owned subsidiaries, ISS Acquisition Corp. to Quadrant 4 Consulting, Inc., and merged in two of our subsidiaries, VSG Acquisition Corp. and Resource Mine Acquisition Corp. into this entity. The purpose for this combination was because these three entities had similar operations and were similar businesses. Following this merger of our subsidiaries, we had and now have two wholly-owned subsidiaries, Quadrant 4 Solutions, Inc. and Quadrant 4 Consulting, Inc.

In order to be consistent with our business plan and to not refer to our earlier failed attempt to acquire a certain company, on March 31, 2011 our officers, directors and shareholders took the necessary steps to effect a name change. Effective April 1, 2011, the Florida Secretary of State accepted an amendment to our Articles of Incorporation changing our name to Quadrant 4 Systems Corporation.

Our current corporate structure is as follows:

*  This entity is the result of the merger and consolidation of VSG Acquisition Corp, Resource Mine Acquisition Corp and the assets that we purchased from Integrated Software Solutions.

Acquisition of Operating Subsidiaries

Acquisition of VSG Acquisition Corp and Resource Mine Acquisition Corp.

On May 21, 2010, effective April 1, 2010, we entered into a Share Exchange Agreement with Stonegate Holdings, Inc. to acquire 100% of the shares of two of its wholly-owned subsidiaries, VSG Acquisition Corp., a Maryland corporation, and Resource Mine Acquisition Corp., a Kentucky corporation. As consideration for the acquisition of these two entities and the rights to acquire the assets of Integrated Software Solutions, we agreed to issue 32,000,000 shares of stock to Stonegate Holdings, Inc. Both VSG Acquisition Corp. and Resource Mine Corp. develop software solutions for companies. Both entities primarily focus on providing software and technical support for all the computer operations of business that operate in the healthcare, financial and telecommunications fields.  This transaction closed on May 28, 2010, effective April 1, 2010.

A copy of the Share Exchange Agreement with Stonegate Holdings, Inc. is filed as Exhibit 10.1 to the registration statement of which this prospectus is a part.

Acquisition of Integrated Software Solutions

On July 1, 2010, we entered into an Asset Purchase Agreement with Integrated Software Solutions, Inc. to permit our wholly-owned subsidiary, ISS Acquisition Corporation to purchase all the assets, properties and rights of Integrated Software Solutions and assumed certain liabilities of ISS Corporation. In consideration for the purchase of the assets and assumption of certain liabilities, ISS Acquisition Corporation agreed to pay cash of $850,000, a $500,000 seller note and issue 2,000,000 shares of stock to Integrated Software Solutions, Inc. The assumed liabilities included trade payables, payroll and other obligations to the employees of Integrate Software Solutions, Inc., and the lease obligations of Integrated Software Solutions, Inc.

A copy of the Asset Purchase Agreement between ISS Acquisition Corporation and Integrated Software Solutions, Inc. is filed as Exhibit 10.2 to the registration statement of which this prospectus is a part.

Acquisition of MGL Solutions, Inc.

On April 14, 2011, effective March 1, 2011, we entered into a Securities Purchase Agreement to acquire 100% of the common stock of MGL Solutions, Inc., a Delaware corporation and wholly-owned subsidiary of a competitor in the IT consulting business, for a total consideration of $9,100,000. The $9,100,000 consisted of: (i) an issuance of 4,000,000 shares of our common stock at $1 per share; (ii) a promissory note of $5,000,000 issued as March 1, 2011 and due and payable on June 30, 2014; and (iii) an assumption of $100,000 of accounts payable due by the seller of MGL Solutions, Inc. Additionally, as part of the Securities Purchase Agreement, we agreed to pay the seller a contingent amount of up to $10,000,000 over the three years following the closing of the acquisition, and such contingent payment would be based on EBITDA from the acquired company’s operations.

A copy of the Securities Purchase Agreement for MGL Solutions, Inc. is filed as Exhibit 10.3 to the registration statement of which this prospectus is a part.

Principal Business

We are engaged in the Information Technology (IT) field as a provider of software development, outsourcing and consulting services for our clients. We work with large companies that to provide software solutions to allow each company to better operate and run more efficiently. We consult with our clients to learn their business and work with them to build software, computer programs and computer models that they can use to track inventory, analyze data, monitor employees or address any other business operations.

Business Strategy

We provide IT-based products and solutions for our clients and to meet the specific needs of our clients. Our business strategy follows two basic models.  In both stratagems, we seek to engage our clients and learn about their primary business and to plan, develop and adopt computer software systems that will allow the client to operate more efficiently.  One segment of our strategy focuses on top-level design programming and implementation of new IT systems for an entire company that each branch of the company can utilize to integrate that company’s communication and sharing of information. The other segment is more utilitarian in that we assist clients with projects and needs-based programming services.  As part of our service to our clients, we have the ability to utilize the following technologies:

(i)
Cloud Computing - is the use and delivery of computing as a service rather than a product. It utilizes offsite servers for storage, database management and computer programming. This allows users to share resources, software and information. It provides efficient computing solutions for smartphones, tablets and older computers to provide an interface to file servers, application servers and programming through the internet instead of being limited to a maintained network;

(ii)	Advanced Analytics - using more advanced database tools to find correlations and other facts typically utilizing higher-end servers and multiprocessor computers;

(iii)	Client Computing - optimizing existing management systems to allow older, outdated servers to access and interface more up-to-date personal computers;

(iv)	IT for Green - managing current IT services and implementing new IT systems in order to minimize electrical demand for otherwise power-hungry IT systems;

(v)	Data Center – consistent and compatible with the cloud computing, a data center is an offsite storage service offering reliability and accessibility from multiple locations;

(vi)
Social Computing - using social networking sites like Facebook®, Twitter®, YouTube®, LinkedIn® and other services to allow consumers to spread favorable messaging about a client company across the internet;

(vii)	Security/Activity Monitoring - using IT to manage financial and physical assets including monitoring and logistics to preserve security;

(viii)	Flash Memory - a faster form for storage of information allowing data and information to be transported easier, safer and cheaper;

(ix)	Virtualization for Availability - using virtual servers and sharing operating space within larger computer systems instead of requiring a standalone system for each computer; and

(x)	Mobile Applications - remote access to IT services customized to operate with the limited processing power and limited screen sizes of smartphones and tablets accessing the internet.

We work closely with our clients to upgrade their IT infrastructure and make sure all their programs are functioning and work efficiently to help them improve their productivity. Our IT solutions and programs help our clients improve their operating costs by implementing advanced enterprise systems that are able to take advantage of the latest technologies.

We work with our clients to implement new technology for their business which, depending on the specific client, may include: (i) programming services to adopt newer technologies; or (ii) update legacy systems for customers with established technology bases.  In most cases, our projects require substantial hours of technically-skilled service-providers, individuals that we employ or hire as independent contractors to offer their talents to our customers to help build new computer systems or update older systems.  In most cases, it is more cost-efficient for our clients to retain our services compared to hiring and training experienced programmers and other technicians inhouse.

Our IT solutions and our expertise can be utilized by any company operating in any industry. We focus on improving the productivity of our clients through information technology. Therefore, our expertise is not inherently limited to assisting any specific industry or company. However, based on the expertise of our employees and consultants and experience with our past clients, we have extensive experience and knowledge in providing information technology services to our three primary areas of focus: (a) health care companies; (b) telecommunications companies; and (c) financial services companies.

Financial Services

In the financial services sector, we recognize the changing regulatory environment as well as trends in the interaction between financial service providers and their customers and how the role of technology and business-process solutions can effect those relationships. We have worked with our financial services clients to implement customer-relationship and management tools.  We have also helped our customers develop and maintain their technology infrastructure in light of regulatory factors, more sophisticated investing markets and demands for analysis. We have also built programs to gather information to meet new and changing reporting requirements and to generate reports and monitor operations based on the new reporting requirements. These services include both back-office programming and programming relating to customer interaction in the real world (such as at branch offices) and in the virtual world (such as at the website).

We work with each client and potential client to identify specific needs and work with them to design and implement computer programs and/or applications that will meet those needs.

As an example of a project that Quadrant 4 Consulting has performed for a regional bank, we were consulted to manage a merger with another banking network. Our services included integrating their legacy systems and designing a new architecture for IT services being used by the newer larger combined banking network.

Another project that we have worked on was as a subcontractor for a consultant of a large international bank. The consultant engaged us to design and implement new architecture for the business process solutions for the bank to enable each branch to communicate with each other.

Healthcare Companies

In the healthcare sector, we recognize the complexity of the integration between healthcare providers and the requirements of managed care providers, insurance carriers, government agencies and others involved with the financing of healthcare services. We help our clients integrate their computer systems and communicate more effectively between hospitals, doctors, clients, insurance companies and all other parties involved. We help our customers deliver healthcare or financing for healthcare to maximize affordability and availability to the patients using technology and business-processes in the areas of records management, billing, back-office services, HIPAA-compliant information management systems and service-provision analysis. We provide IT solutions to allow both healthcare providers and benefits providers, including insurance companies and managed-care services providers, to manage both increased information and the growing and changing regulations. We work with our clients to effectively establish programs and applications to adapt and revise business–process software and other programs to expedite the exchange of patient information for more efficient and safer care for patients and manage that information in light of new and changing privacy requirements.

As an example of work that Quadrant 4 Consulting has performed in the healthcare field, a company operating a recognized informational website serving the public hired us to design and implement new architecture for dynamic content management allowing research, retrieval of interactive medical information and the processes of taking visitor input to the site and returning specific information and content regarding presented facts and conditions input by such visitors.

Quadrant 4 Solutions has worked with nationally prominent hospitals to provide programming in connection with certain components of the creation, storage, security and access to electronic medical records and to provide a program interface with printers, touch screens and other peripheral hardware.

Telecom Companies

In the telecom sector, we recognize the changes and growth of wireless technology, applications and cloud computing. Telecom companies have a need for integration with legacy systems to improve their quality of service for both telecom providers and their customers. We work with our telecom clients to help integrate their existing systems. Sometime the integration results from a consolidation of companies and other times it results from the rapid evolution of technology.  Our services are mainly focused on designing and implementing strategies to provide technical support to the users of this technology and to provide computer systems that will help integrate systems and update outdated systems. These services include both back-office programming and programming relating to logistics and to technical support and support management.

As an example of work performed by Quadrant 4 Consulting in the telecom field, we were retained by a national communications provider to act as general contractor to provide programming services for testing and analysis of network traffic for the company.

As an example of work performed by Quadrant 4 Solutions in the telecom field, we have been retained by a telecom service provider in another country to design and manage the implementation of a network interface allowing calls from one type of cellular service to be “handed off” to a telecom service provider using another type of cellular service.

While there are three specific industries that we have significant experience working with clients to update and improve their computer systems, we can help all companies improve their efficiency and build computer models and programs to help companies run more efficiently.

Generating Revenue

Revenue models are generally the same when providing technology support, IT services, programming, back-office support and other services relating to the implementation of newer technologies and integration of those technologies with older legacy systems. We enter into Consulting Agreements or Programming Services Agreements with our clients. A standard engagement will be for a period of time and we will detail the work that needs to be completed. Our fees for such work will be billed on an hourly basis and we will be reimbursed for any expenses that we incur. The majority of our costs are incurred in paying payroll and for support in programming and operations.

Customers

The Company presently has approximately 165 customers and no single customer represents more than 10% of the gross revenues of the Company.  While the Company focuses on three primary market sectors (healthcare, telecom and financial services), customers do include other market segments such as construction and manufacturing.  Of the largest ten customers, half are either in telecom or relate to the telecom sector. Some examples of our largest customers are: (i) NPD Group; (ii) Kodak; (iii) GlaxoSmithKine; (iv) WellDoc; (v) Walgreens; (vi) Paychex; (vii) Vulcan Materials Company; (viii) Sapient; (ix) Carestream; and (x) Schawk.

At present, approximately 25% (about one-quarter) of the Company’s revenue comes from the ten largest customers.  We believe that, as the Company grows and expands, its customer base will continue to expand and that the larger customers will represent a declining percentage of all revenue.

Products

The Company’s primary source of revenue is derived from selling IT solutions and our services to program and build software for our customers. We do not sell products but we provide services to our clients. Some of the services that we provide include:

•	Architecture and IT blueprinting which consists of designing and engineering software and IT solutions based on specific client-company needs and resources.
•
Custom application design, development and maintenance which consists of designing software applications and solutions to address IT needs and business process needs of the client-companies, and implementing and support these solutions.

•	Database Management which consists of design and implementation and support of specific database solutions for management (input, access, reporting) of client-company data from various sources.
•	Testing and Validation which consists of testing existing and new software and IT solutions for both operational bugs and verification for independent review, compliance and reliability.
•	Outsourcing of IT Infrastructure which consists of arranging and providing our employees and consultants to provide IT services on a more cost-effective basis to client-companies.
•
Outsourcing and Implementation of ERP, Oracle and  SAP systems which consists of providing our employees and consultants to client-companies for consulting and programming services to adapt and modify large-scale and enterprise-class programming and IT solutions.

•
Industry specific Business Intelligence and Data warehousing solutions which consists of designing and implementing IT solutions to collect, manage and report information from our client-companies for their specific needs.

•
Point Of Sale (POS), GPS and Mobile integration which consists of consulting and implementing software and hardware solutions for interaction with the suppliers, vendors and customers of client-companies and interaction amongst the employees and vendors of client-companies with others within their organization.

•
Rapid application development framework technology which consists of providing our employees and consultants to provide software and IT solutions where constraints on hiring and other constraints on a larger organization limit the ability of a client-company to design, develop, implement and manage its own software and IT solutions.

•
Report generation and compliance related technology libraries consists of design, development, implementation and management of software and IT solutions including reporting and verification tools to meet both the internal reporting and analysis needs of client-companies and the reporting, verification and validation of data to meet regulatory compliance and legal reporting requirements imposed on the client-companies by governing agencies.

Distribution; Marketing

Presently all of our revenues are derived from clients based in the USA. Sales are generated through existing relationships and from our direct sales force that is constantly creating new relationships.  Marketing our products and services is primarily handled by our channel partners and our direct sales force. We have not done any broad based advertising.

Our direct sales force consists of 8 sales professionals based out of our offices in Illinois and in New Jersey. The sales professionals provide self-managed marketing. We also rely on existing channel partner relationship with both larger systems integrators like IBM Global Services and large software vendors such as Microsoft and SAP all of which have their own marketing strategy which may or may not include marketing solutions such as those that we offer.

The Company’s services are typically provided by our employees and consultants who may work onsite with the client-companies or out of our New Jersey offices as the projects require. We may be considered part of the distribution chain of some of our channel partners.

Competition

The IT services market has a large number of participants and has segmented themselves into several sectors, which include professional services, consulting, application software, contract programming and equipment companies.  We focus primarily on professional services, consulting and application software. We do not handle hardware or networking systems. Our direct competitors include, among others, many service providers such as Convio, Infosys, Wipro Systems, Computer Science Corporation, Ultimate Software, Opentable, Salesforce.com, IBM Global Services and Cap Gemini. Some of the key principal competitive factors affecting our market sectors are:

•
Size and strength of balance sheet – The size and strength of our large global competitors allows them to allocate resources including available employees and consultants to projects quicker than smaller companies, such as ours, that often rely on new hiring to fulfill the needs of a new contract. This could be a competitive disadvantage to us if we are bidding on projects against companies that are larger than us. We do, however, also bid on projects against smaller companies where the size and strength of our balance sheet could be an advantage for us.

•
Credibility and performance – More established firms such as our large global competitors hav a long operating history and a lot of successful past performances. They can have initial name recognition and have an competitive advantage in accessing and negotiating contracts.  The larger companies also have greater advertising reach and ability to establish further name recognition which often represents an assumption about their ability to perform.  Smaller companies rely more heavily on word-of-mouth referrals and sales force.

•
Track record and reliability – More established firms often can point to previous experience with a potential customer which may be a more reliable basis for choosing one potential service provider over another.

•
Quality of personnel – Within the larger organizations is the ability to be more selective when drawing on a larger applicant pool for hiring and also offering training and continuing education, benefits which might not be available to a smaller company such as ours.

•
Competitive Pricing – The efficiency by which services can be provided to the customer often determines the pricing model. Larger firms with larger infrastructures and higher overhead costs may be at a disadvantage at offering a lower price, although such a company may have the ability to undercut pricing to gain a new client.  Smaller firms than ours such as boutique firms that offer only a handful of consultants may be able to offer the most competitive pricing but will have to overcome the perception of an ability to deliver the full range of services for which a contract is being negotiated.

Seasonality

We do not expect our operations to be impacted significantly from quarter to quarter by actual or threatened severe weather events and other factors unrelated to weather conditions, such as changing economic conditions. We are not a cyclical business and are not affected by the time of year. However, our experience has shown that traditionally our business slows during the last two months of the year. The impact of this trend, however, is not as significant given the normal length of sales cycles and the ongoing billing throughout the year.

Raw Materials

The Company provides consulting services which consist primarily of labor provided by employees and consultants along with some some software and hardware offered on a “value-added” basis.  There are no raw materials involved in providing the Company’s primary services and therefore no material aspects of supply-chain management which affect revenue.

Government/Environmental

The Company does not offer products and services which are generally governed by environmental regulations although certain hardware components used by some of the client-companies may be governed.  Manufacturing and disposal of certain hardware components are handled by the client-companies or the channel partners so we are not generally exposed to environmental regulatory compliance issues.

Programming and development of software solutions is frequently required by client-companies in connection with governmental reporting, disclosure, verification and other regulatory compliance requirements imposed by outside agencies governing those client-companies. However, our services and the programs that we provide are not subject to government regulation. The Company has no present intention to provide software solutions which would require the Company, as distinguished from its client-companies, as end-users, to undergo regulatory compliance.

Intellectual Property

The Company works with products and software solutions which are owned by and constitute the intellectual property of other companies but also works with open-source solutions and programming tools. The solutions created by the Company for its client-companies are typically treated as “work-for-hire” intellectual property which becomes the property of the client-companies. The customer lists, methods and manner of sales and marketing and business processes of the Company are considered proprietary trade-secrets and therefore intellectual property and a kept confidential.  No attempt has been made by the Company to claim trademark or copyright protection for such trade secrets.

The Company has not registered any such trademarks or service-marks with the United States Patent and Trademark Office.

Employees

As of September 27, 2011, we had approximately 200 full-time employees, of which 7 may be considered members of management.  Employees are employed on ‘at-will’ basis and are not covered by any employment agreement.  None of the employees are represented by a union and we believe the relationship with the employee is good.

Description of Property

We do not own any real estate or other physical properties material to our operations.  We and our wholly owned subsidiaries operate from leased space.  The subsidiaries exist for accounting purposes relating to integration of past acquisitions and do not operate as separate entities within our offices nor are employees and consultants differentiated between the subsidiaries.

Our executive offices are located at 2850 Golf Road, Suite 405, Rolling Meadows, Illinois 60008, and our telephone number is (732) 798-3000. We sublease this property. Our sublease was entered into on April 1, 2011 and is for a term of 12 months at a rate of $1,500 per month.

We operate and develop IT and business process software consulting solutions in leased space at our location at 84 Professional Plaza, 1246 South River Road, Building 2, Suites 102 & 103, Cranbury, New Jersey 08512. The lease is dated May 2011 and is for a term of five (5) years. We are leasing 3,855 square feet and we pay $17.00 per rentable square foot for the first three, with an annual increase of $0.50 per rentable square for the last two years of the lease term.

Legal Proceedings

As of the date hereof, we have been named as one of the defendants in an action to collect what is alleged to be an “exclusivity fee” relating to financing which was sought in connection with a recent acquisition.  The Company believes that the claim is without merit and that conduct by the “lender” supports a counterclaim which was filed.  The Company intends to vigorously defend against the claims and pursue its claims.  The amounts in controversy are less than 5% of the asset value of the Company.  There are no other pending legal proceedings to which we are a party or of which any of our property is the subject.

In the ordinary course of our business we may become subject to litigation regarding our products or our compliance with applicable laws, rules, and regulations.

Growth Strategy

We will continue to look for additional assets in the form of companies with deployed and differentiating offerings and business relationships for acquisition. Key acquisition criteria for potential acquisitions include:

•	Our ability to integrate the assets and broaden the products and services offering;
•	The potential to realize additional performance and cost savings on post acquisition basis;
•	The potential for positive leverage of our global delivery infrastructure and our current client base; and
•	The potential to strengthen our presence in healthcare, telecom and financial service segments.

As part of the MGL Solutions, Inc. transaction, we also acquired the rights to a staffed “helpdesk” providing telephone support which is located in Chennai, India with over 300 employees with experience in engineering and technical resources providing tech support and other software development resources.  This “helpdesk” center is a help desk for the clients that we inherited in the acquisition of MGL Solutions, Inc. Additionally, the “helpdesk” center has relationships and has worked with companies that we do not contract with or provide any services for. This can be a potential opportunity for us to reach potential customers and develop a relationship with a company that has a pre-existing relationship with our help desk.

Since our acquisition, this “helpdesk” center has only provided services to the market segment they have historically worked with. However, over the next twelve months, we anticipate integrating the services from this center across all the market segments and to work with all our current clients. Additionally, the Company anticipates that the center’s previous clients will now begin to use the Company’s services in other areas of their businesses.

Future products and technology initiative

The Company continues to explore and evolve its offerings for both the traditional technology solutions (such as those based on client-server solution providers such as Microsoft, SAP and Oracle- all trademarks belong to respective owners) and the newer programming models for delivery of solutions and content over the internet.  The Company established an inhouse Cloud Computing Lab to create, acquire and develop and implement technologies based on Platform as a Service (PaaS) and Software as a Service (SaaS) based solutions. These efforts are aimed at developing services which are intended to expand the customer base:

•
“IT-in-a-Box” for Small and Medium Business (SMB) clients. These customers have not been traditionally served by the larger ITES service providers but this product and service could be a potential low cost solution for them and a valuable product for us.

•
Cloud based multi- industry Field Services Operations Support (FSOS) platform which offers a more cost-effective solution using open-source tools and reducing the need for centralized servers with their inherent costs of management.

Business Plan for Next Six Months

For the remainder of our fiscal year and for the first 2 quarters of fiscal year 2012, we expect to continue to operate our business and grow the IT consulting business. In addition, we would like to and intend to pursue additional growth opportunities through potential acquisitions of companies that are similarly situated and provide information technology and technical support for their clients. Our growth is focused on obtaining additional customers, improving management and growing our technical resources. We expect to be able to grow our business by acquiring smaller companies that have accounts and relationships with similar or complementary product or service offerings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following are our executive officers and directors and their respective ages and positions as of September 27, 2011:

Name	Age	Position

Dhru Desai	50	Chairman of our Board of Directors and Chief Financial Officer
Nandu Thondavadi	57	Chief Executive Officer and Director
William J. (Jeff) Marshall	56	Director
Thomas E. Sawyer	72	Director

Dhru Desai.  Mr. Desai has been the Chairman of our Board of Directors and our Chief Financial Officer since May 12, 2010. Mr. Desai has successfully built both private and public companies in the IT and Telecommunications field over the past 25 years.  Early in his career, Mr. Desai was employed by ATT Bell Labs and Teradyne.   Mr. Desai was the founder and CEO of Cronus Technologies, Inc. He successfully built the industry’s first IP signaling gateway business generating over $25 million in revenues prior to divesting it to Cisco, FastCom and Advanced Fiber. In April of 2005 Mr. Desai served as Chairman of the Board of eNucleus Inc, and served in several executive capacities until he resigned on July 16, 2006. Between July 2006 and June 2009 Mr. Desai acted in the capacity of an advisor to a number of companies in the real estate and Information Technology sectors.  Mr. Desai has an MS in Computer Science from the Illinois Institute of Technology.

Nandu Thondavadi, Ph.D.  Dr. Thondavadi has been a member of our Board of Directors and our Chief Executive Officer since June 7, 2010 and is responsible for the Company’s day-to-day operations. Prior to this, Dr. Thondavadi was the founder and president of Global Technology Ventures, a consulting firm providing mergers and acquisition advisory services to companies in the information technology sectors, a position he held from January 2008 through the present.  Prior to starting this firm, Dr. Thondavadi was the Chief Executive Officer of a global software company for over a decade. Earlier to that, Dr. Thondavadi was a Clinical Professor of Management in the Kellogg School of Management of Northwestern University, Evanston, IL where he taught both graduate students (Masters in Management candidates) and executive courses in the areas of Operations Management, Strategic Cost Management and Business Process Reengineering from December 1992 through February 2001.  Dr. Thondavadi also previously served as Vice President – Support Operations for Coleman Cable Systems in North Chicago, IL from April 1992 to March 1995; Technical Director - Corporate Technology Center for Square D Company in Palatine, IL from March 1989 to March 1992 and Senior Engineering Consultant - Decision Technologies for Electronic Data Systems Corporation (EDS) in Troy, MI from August 1985 to March 1989.  Dr. Thondavadi received his Masters in Management from Northwestern University, Kellogg School of Management, Evanston, IL  in 1992; his Ph.D. in Chemical Engineering and his Masters Degree in Science in Industrial Engineering, both from the University of Cincinnati, Cincinnati, OH, in 1982; his M.Sc.(Tech) in 1977 and his B.Sc (Tech) in 1975, both in Chemical Technology and both from the University of Bombay, Bombay, India and his B.Sc.(Tech) in Chemical Technology from Yuvaraja’s College, University of Mysore, Mysore, India in 1971.

William J. (Jeff) Marshall.  Mr. Marshall has been a member of our Board of Directors since June 7, 2010.  Mr. Marshall presently serves as the Chief Executive Officer and Chairman of the Board of Directors of Green Earth Technologies, positions he has held since his appointment on February 3, 2008.  From 2006 to 2008, Mr. Marshall served as Managing Partner of CRT Private Equity, the private equity investment arm of CRT Capital Group which absorbed RockRidge Capital Partners in 2006 which Mr. Marshall was the Founder & Senior Managing Partner from 2002 to 2006. From 1996 to 2002, Mr. Marshall was the Senior Managing Partner at VantagePoint Venture Partners with over $3.5 billion under management and four technology investment funds.  From 1985 to 1996, Mr. Marshall was with Bear Stearns where he rose to the rank of a Senior Managing Director, Chief Technology Officer and Head of the Communications Technologies Group (CTG) and where, in addition to his other duties, he worked with the Corporate Finance and Technology Group advising both Public and Private companies on financing, mergers and acquisitions and other strategic transactions.  He was with MCI Communications prior to Bear Stearns.  Mr. Marshall was a member of the board of directors of the Securities Industry Association Technology Committee from 1989 to 2005.  He is a graduate of New York University in Finance and Computer Applications and Information Systems (B.S.), and the Harvard Management Program in Strategic Technology and Business Development.

Dr. Thomas E. Sawyer, Ph.D.  Dr. Sawyer has been a member of our Board of Directors since October 21, 2010.  Dr. Sawyer is presently the Chairman/CEO of Brazil Gold Corp. a position he has held since 2009 where he is responsible for the strategic planning and organization of this small publicly-traded independent gold exploration company working in Brazil’s Western Amazon basin.  Prior to that, he was the Chairman/CEO of Innova Enterprises, Inc. from 2007 to 2009 where he led the development of patented oil purification technology to reduce waste oil and extend useful life of diesel engines and engine components.  Dr. Sawyer presently serves as a director of Digifonica International Inc., a publicly-traded company exploiting telecommunications patents related to VoIP services, a position he has held since 2007.  He is presently chair of the compensation and audit committees of Digifonica International Inc.  Dr. Sawyer also presently serves as a director of Chief Consolidated Mining, Inc., a position he has held since 2007.  In addition, Dr. Sawyer owns his own consulting business of which he is president and chief executive officer, under the name Sawyer Technologies, LLC, a business he has owned and operated since 2002.  Dr. Sawyer has also served as a trustee of the First European Investment Foundation since 2004 and a senior director of AIM Holdings LTD, Economic Research Institute since 2004.  His prior engagements were as the Chief Technology Officer of Global Light Telecommunications, Inc. from 1998 to 2002, a public company; and as the Chief Executive Officer of NACT Telecommunications, Inc. from 1988 to 1998, a public company.  Dr. Sawyer served in the executive office of three presidential administrations, including serving as a director in the Office of Economic Opportunity, Executive Offices of the President in Washington, D.C. from 1973 to 1974.  Dr. Sawyer has previously served on a number of boards of civic and charitable organizations and as a professor of Brigham Young University from 1974 t0 1978.  Dr. Sawyer received his Ph.D. in Management from Walden University and his Ph.D. in Clinical Psychology from Florida State University.  He also received an M.A. in Business/Urban Affairs from Occidental College and his B.S. in Engineering from U.C.L.A.

Board of Directors

Each director of the Company holds such position until the next annual meeting of the Company's stockholders and until his successor is duly elected and qualified. The officers hold office until the first meeting of the board of directors following the annual meeting of stockholders and until their successors are chosen and qualified, subject to early removal by the board of directors.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.  NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;
•
the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
•
the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•
the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•
the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Committees of the Board of Directors

Our board of directors has two standing committees: the audit committee and the compensation committee.

Audit Committee

The Audit Committee operates pursuant to a charter approved by the Board of Directors. The charter sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board of Directors in fulfilling its responsibilities for overseeing and monitoring the quality and integrity of the Company's financial statements, the adequacy of the Company's system of internal controls, the review of the independence, qualifications and performance of the Company's independent registered public accounting firm, and the performance of the Company's internal audit function.  The Audit Committee is chaired by Mr. Marshall who was considered independent by the Board of Directors. The Company's Board of Directors has determined that Mr. Marshall can serve as the "audit committee financial expert" as defined under Item 407 of Regulation S-K of the 1934 Act.  Mr. Marshall meets the current independence and experience requirements of Rule 10a-3 of the 1934 Act.

Compensation Committee

The non-officer directors of the Board performs the functions of a compensation committee given the Company's small size.  Compensation matters involving the Company's chief executive officer and chief financial officer have been made by the Board after their recusal from discussions and votes on such matter.  At present, there are no employment agreements with the Company and there was no discussion regarding this matter. Both the CEO and CFO of the company have offered to waive any direct or indirect cash compensation due to them until the Company grows to an annualized $40mn revenue in size, at which time this committee will determine the compensation package to be offered to the management.

Compensation Committee and Interlocks and Insider Participation

The current members of the compensation committee are Mr. Marshall and Dr. Sawyer. Currently, none of such persons is an officer or employee of us or any of our subsidiaries. During fiscal 2010, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our compensation committee. No interlocking relationship, as defined by the Securities Exchange Act of 1934, as amended, exists between our board of directors or our Compensation Committee and the board of directors or compensation committee of any other company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information as to compensation paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers during the fiscal years ended December 31, 2010 and 2009. These individuals are referred to in this registration statement as our named executive officers. As none of our named executive officers received non-equity incentive plan compensation or nonqualified deferred compensation earnings during the fiscal years ended December 31, 2010 and 2009, we have omitted those columns from the table.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Nandu Thondavadi	2010	$-	$-	$-	-	$-	$-	-	$-
CEO	2009	-	-	-	-	-	-	-	-

Dhru Desai	2010	-	-	-	-	-	-	-	-
CFO & Chairman	2009	-	-	-	-	-	-	-	-

Craig A. Waltzer	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
CEO & CFO (1)	2009	60,000	-	-	-	-	-	-	60,000

(1)
Craig A. Waltzer resigned as the sole officer and director in May 2010 at the same time Nandu Thondavadi and Dhru Desai acquired control and were appointed the Chief Executive Officer and Chief Financial Officer, respectively.

The Company has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers, or other employees.  There were no awards of stock, options or other equity during years ending 2009 and 2010.

We currently do not have any employment contracts with any of our senior management.

Outstanding Equity Awards at Fiscal Year-End

The Company has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers, or other employees.  There were no awards of stock, options or other equity during years ending 2009 and 2010.

Director Compensation

In September 2011, Dr. Sawyer was awarded 250,000 shares for his services as a director for the period of 2010 through 2012. We do not have a formal written agreement with Dr. Sawyer but the terms of his appointment were negotiated at “arm’s-length” and he is to hold office until the next vote of shareholders. The Company is presently negotiating with Mr. Marshall for his services.  The Company has not yet completed adoption of a formal director compensation package.

STOCK OWNERSHIP

The following table sets forth the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of September 27, 2011, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

As used in the table below and elsewhere in this prospectus, the term beneficial ownership with respect to our common stock consists of sole or shared voting power (which includes the power to vote, or to direct the voting of shares of our common stock) or sole or shared investment power (which includes the power to dispose, or direct the disposition of, shares of our common stock) through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the 60 days following September 27, 2011.

Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 49,250,492 shares of common stock outstanding as of September 27, 2011, adjusted as required by the rules promulgated by the SEC.  Unless otherwise indicated, the address for each of the individuals and entities listed in this table is c/o Quadrant 4 Systems Corporation, 2850 Golf Road, Ste 405, Rolling Meadows, IL 60008.

Name and Address of Beneficial Owner	Number of Shares of our Common Stock Beneficially Owned		Percentage of Class Beneficially Owned

Greater than 5% Holders
StoneGate Holdings, Inc.	6,000,000		12.18%
Lionsgate Irrevocable Trust	3,100,000	(1)	6.29%
Dandawate Irrevocable Trust	3,100,000		6.29%
ADSO Group	2,500,000		5.08%
Sigmatron Corporation	2,500,000		5.08%
Inventure Group	2,500,000		5.08%

Directors and Named Executive Officers
Nandu Thondavadi	3,100,000	(1)	6.29%
Dhru Desai	3,100,000	(2)	6.29%
William J. (Jeff) Marshall	-		-
Dr. Thomas E. Sawyer	-		-
All Current Directors and Executive Officers as a Group (4 people)	6,200,000		12.59%
* Less than 1%.

(1)
Ownership of shares owned by Lionsgate Irrevocable Trust may be imputed to Mr. Nandu Thondavadi, an officer and member of the Board of Directors, as the trustee and/or certain of the beneficiaries of this family trust are members of his immediate family.

(2)	Mr. Dhru Desai, owns stock in an irrevocable trust for the benefit of his family, through a controlled entity and in his own name.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

DESCRIPTION OF OUR SECURITIES

General

At the date hereof, we are authorized by our articles of incorporation to issue an aggregate of 5,000,000,000 shares of common stock, par value $0.001 per share, and 10,000,000,000 shares of preferred stock, par value $0.001 per share.  As of September 27, 2011, there were 49,250,492 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, if any, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.

Preferred Stock

We are authorized to issue up to 10,000,000,000 shares of preferred stock. Preferred stock may be issued in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by our board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as our board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock will be filed with the Secretary of State of the State of Florida. The effect of such preferred stock is that, subject to Federal securities laws and Florida law, our board of directors alone, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of us without further action by the stockholders, and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of holders of our common stock, including the loss of voting control to others.

As of the date hereof, our board of directors has not designated any rights or preferences for our preferred stock or authorized the issuance of any preferred stock.

Warrants

As of September 27, 2011, warrants for the issuance of 7,266,948 shares of our common stock were outstanding. The warrants all have an exercise price of $0.60 per share, and expire 5 years from the date of issuance, which dates expire between October 2015 and January 2016. The warrants do not provide for a cashless exercise and do not contain any registration or anti-dilution rights. Additionally, in the event our stock price trades at 125% of the exercise price for fifteen (15) consecutive days, then the warrants will expire on the sixtieth (60th) day following such 15 day period.

A copy of the form of warrant that was issued is filed as Exhibit 4.2 to the registration statement of which this prospectus is a part. The descriptions of the warrants are only a summary and are qualified in their entirety by the provisions of the forms of the warrant.

Unit Warrants

In connection with this offering, we will issue warrants to purchase up to [__] shares of common stock. The warrants entitle holders to purchase one share of common stock for each 2 warrants they hold at a price equal to [__]% of the price of each Unit. After the expiration of the exercise period, unit warrant holders will have no further rights to exercise such unit warrants.

The unit warrants may be exercised only for full shares of common stock, and may only be exercised on a “cashless” basis if the registration statement covering the shares issuable upon exercise of the warrants contained in the units is no longer effective, and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144. We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Unit warrant holders do not have any voting or other rights as a stockholder of our company. The exercise price and the number of shares of common stock purchasable upon the exercise of each unit warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions, and splits.

Certain institutional investors are prohibited, pursuant to their investment charter or other governing documents, from acquiring warrants. Accordingly, we and the placement agent may, upon request of any such investor in this offering, sell units to such investors that exclude the warrants, provided that the sale of units that exclude such warrants will be at the same price per unit as units containing warrants.

Placement Agent Warrants

We have also agreed to issue to Rodman & Renshaw, LLC, a warrant to purchase a number of shares equal to 5% of the shares of common stock sold. The shares issuable upon exercise of this warrant are identical to those offered by this prospectus. This warrant is exercisable at $ [  ] per share (125% of the purchase price of the public Units), at any time expiring five years after the effective date of the registration statement of which this prospectus is a part . The warrant may also be exercised on a cashless basis. The warrant and the [  ] shares of common stock underlying the warrant have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The placement agent (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this warrant, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. The exercise price and number of shares issuable upon exercise of the warrant will not contain any anti-dilution protection and will not be adjusted in the event of an extraordinary cash dividend, or any issuances of common stock at a price below the warrant exercise price.

Options

There are no outstanding options to purchase our securities.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Routh Stock Transfer, Inc.; 6860 North Dallas Parkway, Suite 200; Plano, Texas 75024.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 27, 2011, we had 49,250,492 shares of common stock outstanding, not including shares issuable upon exercise of our warrants.  All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, as of September 27, 2011 approximately 22,700,000 shares are beneficially owned by executive officers, directors and affiliates (excluding shares of our common stock which may be acquired upon exercise of stock options and warrants which are currently exercisable or which become exercisable within 60 days of September 27, 2011).  The approximately 26,550,492 remaining shares constitute our public float.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least six months, including the holding period of prior owners other than affiliates, is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed 1% of the number of shares of our common stock then outstanding, which equaled 49,250,492 shares as of September 27, 2011.

Sales by affiliates under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

As of September 27, 2011, approximately 26,550,492 shares of our common stock were available for sale by non-affiliates of ours under Rule 144.

Rule 701

Rule 701 permits our employees, officers or directors who purchased shares of our common stock pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions.  Rule 701 provides that affiliates may sell their Rule 701 shares of common stock under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

PLAN OF DISTRIBUTION

We are offering up to [     ] units, to be issued in one or more closings, each consisting of one share of common stock and warrants to purchase up to 50% of the shares of common stock issued as part of this unit for $[  ] per unit with aggregate gross proceeds of up to $[   ].  Pursuant to an engagement letter agreement, we engaged Rodman & Renshaw, LLC as our placement agent for this offering.  Rodman & Renshaw,  LLC is not purchasing or selling any units, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of units, other than to use their “ reasonable best efforts” to arrange for the sale of units by us. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of units being offered pursuant to this prospectus.  Additionally, we and the placement agent may, upon request of any investor in this offering, sell units to such investors that exclude the warrants, provided that the sale of units that exclude such warrants shall be at the same offering price per unit as all other investors.

We have agreed to pay the placement agent a cash fee equal to 6% of the gross proceeds of the offering and 6% of the cash exercise price received by us upon exercise of the warrants issued in this offering which exercises are solicited by the placement agent.  We have also agreed to issue the placement agent common stock purchase warrants equal to 5% of the aggregate number of shares of common stock sold in this offering.  The placement agent warrants are not covered by this prospectus.  The warrants issued to the placement agent will be substantially identical to the warrants offered by this prospectus except that the warrants issued to the placement agent will have an exercise price per share of 125% of the public offering price per Unit, or $___, and the expiration date of such warrants shall be the five year anniversary of the effective date of  the registration statement of which this prospectus is a part. Pursuant to FINRA Rule 5110(g), for a period of six months after the issuance date of the placement agent warrants, neither the placement agent warrants nor any warrant shares issued upon exercise of the placement agent warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

(i)	by operation of law or by reason of reorganization of the Company;

(ii)
to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

(iii)	if the aggregate amount of our securities of the Company held by the holder of the placement agent warrants or related person do not exceed 1% of the securities being offered;

(iv)
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

(v)	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Additionally, at the closing, we will reimburse the placement agent’s accountable expenses not to exceed $50,000.  Finally, the following table shows the per unit and total placement agent’s fees we will pay to the placement agent in connection with the sale of the shares and warrants offered pursuant to this prospectus assuming the purchase of all of the units offered hereby.

Per unit placement agent’s fees	$
Maximum offering total	$

Because there is no minimum offering amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived by the purchaser.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended or the Securities Act. We may also be required to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  The placement agent would be required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent.  Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

In order to comply with certain state securities laws, if applicable, the units will be sold in such jurisdictions only through registered or licensed brokers or dealers and only to persons qualifying as “institutional investors” under the securities laws of such jurisdiction. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Sichenzia Ross Friedman Ference Anslow LLP, Manalapan, New Jersey.

EXPERTS

The financial statements of Quadrant 4 Systems Corporation as of December 31, 2010 and 2009, and for the years then ended, appearing in this prospectus and registration statement have been audited by Schulman Wolfson & Abruzzo, LLP and Jewett, Schwartz, Wolfe & Associates, independent registered public accounting firms, to the extent and for the periods indicated in their reports appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firms as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as set forth above under the caption “Legal Matters,” no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISON ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Florida corporate law and our by-laws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we have filed with the SEC.  We have not included in this prospectus all of the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC.  You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

QUADRANT 4 SYSTEMS CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2011

December 31 2010

QUADRANT 4 SYSTEMS CORPORATION
AND SUBSIDIARIES
(FORMERLY ZOLON CORPORATION)
CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS
	June 30,	December 31,
	2011	2010
	(Unaudited)

Current Assets
Cash	$229,067	$60,061
Accounts and unbilled receivables (net of allowance for doubtful accounts of $286,061 and $153,007 as of June 30, 2011 and December 31, 2010, respectively)	8,831,716	3,572,932
Other current assets	6,740	7,544

Total current assets	9,067,523	3,640,537

Other assets	21,078	-
Intangible Assets	19,956,809	7,612,520

TOTAL ASSETS	$29,045,410	$11,253,057

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,616,681	$2,076,284
Note payable - factor	5,761,440	2,295,560
Notes payable - other	4,297,446	390,437
Due to seller	-	390,000

Total current liabilities	15,675,567	5,152,281

Long term debt	5,000,000	1,955,829

Total liabilities	20,675,567	7,108,110

Stockholders' Equity
Preferred stock - $0.001 par value; authorized: 10,000,000,000 shares: issued and outstanding: none	-	-
Common stock - $0.001 par value; authorized: 5,000,000,000 shares: issued and outstanding 49,250,492 and 42,750,492 at June 30, 2011 and December 31, 2010, respectively	49,250	42,750

Additional paid-in capital	12,187,668	7,485,418
Deficit	(3,867,075)	(3,383,221)

Total stockholders' equity	8,369,843	4,144,947

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,045,410	$11,253,057

See notes to the consolidated financial statements

QUADRANT 4 SYSTEMS CORPORATION
AND SUBSIDIARIES
(FORMERLY ZOLON CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$8,567,333	$4,324,814	$14,002,326	$4,336,539

Cost of revenue	6,615,947	3,648,096	10,934,821	3,648,096

Gross Margin	1,951,386	676,718	3,067,505	688,443

General and administrative expenses	(614,861)	(199,862)	(976,534)	(218,967)
Amortization expense	(1,096,198)	(342,274)	(1,755,711)	(342,274)
Interest expense	(556,574)	(226,978)	(819,114)	(226,978)

Net income (loss)	$(316,247)	$(92,396)	$(483,854)	$(99,776)

Net income (loss) per common share	$(0.01)	*	$(0.01)	*

Weighted average common shares - basic and diluted	48,426,418	35,150,211	47,031,339	35,150,211

* Less than $0.01, per share

See notes to the consolidated financial statements

QUADRANT 4 SYSTEMS CORPORATION
AND SUBSIDIARIES
(FORMERLY ZOLON CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:

Net loss	$(483,854)	$(99,776)

Adjustments to reconcile loss to net cash used in operating activities:
Amortization	1,755,711	342,274
Doubtful accounts	133,054	-
Changes in assets and liabilities
Accounts and unbilled receivables	(2,219,632)	(342,668)
Other current assets	804	(5,077)
Other assets	(21,078)	-
Accounts payable and accrued expenses	979,429	1,703,474

Net cash provided by operating activities	144,434	1,598,227

Cash flows from investing activities:
Acquisition of assets, net of liabilities assumed	-	(3,416,022)
Disposition of fixed assets, net	-	25,541

Net cash used in investing activities	-	(3,390,481)

Cash flows from financing activities:
Increase in note payable - factor	3,465,880	-
Proceeds from notes payable	386,645	-
Decrease in due to seller	(390,000)	-
Payments of long-term debt	(110,389)	-
Payments of notes payable	(4,036,314)	-
Proceeds from sales of common stock	708,750	1,919,000

Net cash provided by financing activities	24,572	1,919,000

Net increase in cash	169,006	126,746

Cash - Beginning of period	60,061	1,286

Cash - End of period	$229,067	$128,032

Noncash transaction
Acquisition of MGL (net of accounts payable and accrued expenses of $2,600,000, notes payable and long-term debt of $10,672,206 and common stock of $4,000,000.	$	NONE

See notes to the consolidated financial statements

QUADRANT 4 SYSTEMS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – NATURE OF ORGANIZATION

Organization

Quadrant 4 Systems Corporation (formerly Zolon Corporation) (the “Company”) was incorporated in Florida on May 9, 1990, as Sun Express Group, Inc.  On July 12, 2001, the Company changed its name to Sun Network Group, Inc.  On June 3, 2005, the Company changed its name to Aventura VOIP Networks, Inc. and on October 17, 2005 to Aventura Holdings, Inc.  On December 24, 2009, the Company changed its name to Zolon Corporation.  On March 31, 2011, the Company changed its name to Quadrant 4 Systems Corporation.

Operations

In May 2010, the Company changed its primary business model by broadening its computer consulting services and selling solutions that are bundled with technology. The Company intends to establish a full spectrum of IT services that include consulting, products and solutions specific to the health care, telecommunications and financial services industries.  The Company has made additional acquisitions to provide these services.

Through June 30, 2011, all revenues have been from computer consulting services.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and with the rules and regulations under Regulation S-X of the Securities and Exchange Commission for Form 10-Q.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements presentation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the financial position, results of operations and cash flows for interim financial statements have been included. These financial statements should be read in conjunction with the financial statements of the Company together with the Company's management discussion and analysis in Item 2 of this report and in the Company's Form 10-K for the year ended December 31, 2010. Interim results are not necessarily indicative of the results for a full year.

Consolidated Financial Statements

The consolidated financial statements include all the accounts of the Company and its wholly owned subsidiaries, VSG Acquisition Corp, Resource Mine Acquisition Corp, ISS Acquisition Corporation and Quadrant 4 Solutions, Inc. (formerly MGL Solutions, Inc.).  All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Reclassifications

Certain amounts for prior years have been reclassified to conform to 2011 financial statement presentation.

Fair Value of Financial Instruments

The Company considers the carrying amounts of financial instruments, including cash, accounts receivable, accounts payable and accrued expenses and notes payable to approximate their fair values because of their relatively short maturities.

Accounts and Unbilled Receivables

Accounts and unbilled receivables consist of amounts due from customers. The Company records a provision for doubtful receivables, if necessary, to allow for any amounts which may be unrecoverable, which is based upon an analysis of the Company’s prior collection experience, customer creditworthiness and current economic trends.

Intangible Assets

Intangible assets are recorded at fair value and amortized on the straight-line method over the estimated useful lives of the related assets.  The carrying value of intangible assets are reviewed for impairment by management at least annually or upon the occurrence of an event which may indicate that the carrying amount may be greater than its fair value. If impaired, the Company will write-down such impairment. In addition, the useful life of the intangible assets will be evaluated by management at least annually or upon the occurrence of an event which may indicate that the useful life may have changed.  Customer lists were valued based on management’s forecast of expected future net cash flows, with revenues based on projected revenues from customers acquired and are being amortized over five to seven years.

Revenue Recognition

Revenue is recognized when it has persuasive evidence of an arrangement, the fee is fixed and determinable, performance of service has occurred and collection is reasonably assured.

Revenue is recognized in the period the services are provided.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – ACQUISITIONS

 StoneGate Holdings

Effective April 1, 2010, the Company acquired 100% of the outstanding shares of VSG Acquisition, Inc. (VSG), RMI Acquisition, Inc. (RMI) and the right to consummate the acquisition of ISS Acquisition, Inc. (ISS) from StoneGate Holdings, Inc. (StoneGate Holdings), in exchange for 32,000,000 shares of common stock of the Company. StoneGate Holdings, through VSG, RMI and ISS had either recently or was about to complete the following acquisitions. All of these purchases were to expand the Company’s customer base.

The acquisition of VSG, RMI and ISS was recorded on the purchase method of accounting and the Company allocated the purchase price over the assets acquired. The value of the acquisition was based on the underlying carrying value of the assets and liabilities of StoneGate Holdings, as it recently completed the acquisition of these assets and liabilities.

Cornerstone Information Systems and Orionsoft

Effective April 1, 2010, VSG purchased certain assets owned by Bank of America, acquired under its security agreement with Cornerstone Information Systems, Inc. and Orionsoft, Inc., in exchange for $3,800,000 in cash and the assumption of certain liabilities of $6,957,641. The value of the purchase was based on the cash paid and liabilities assumed.

The Company included the operations of VSG as of the date of control. The purchase of the Cornerstone Information and Orionsoft assets was recorded at cost and the Company allocated the aggregate purchase price over the assets and liabilities acquired, as follows:

Accounts receivable	$4,957,138
Allowance for doubtful accounts	(1,743,949)
Customer list	7,544,452

Purchase price	$10,757,641

Resource Mine

Effective April 1, 2010, RMI purchased certain assets owned by Resource Mine, Inc.  in exchange for $250,000 in cash and the assumption of certain liabilities of $588,333. The purchase provided for the Company to take control of the assets and operations on April 1, 2010.

The Company included the operations of RMI as of the date of control. The purchase of the RMI assets was recorded at cost and the Company allocated the aggregate purchase price over the assets, as follows:

Accounts receivable	$37,299
Customer list	801,034

Purchase price	$838,333

Integrated Software Solutions

Effective July 1, 2010 the Company acquired certain assets of Software Solutions, Inc. in exchange for: (a) $850,000 in cash, which was paid $150,000 into escrow for expenses of the seller and $700,000 which was paid on October 15, 2010, plus interest at 10%, per annum, (b) $500,000 due on June 30, 2012, plus interest at 5%, per annum, and (c) 2,000,000 shares of the Company’s common stock. The shares were valued at $900,000, the share price on the date of the acquisition; as such amount was more readily determinable than the value of the assets acquired.

The Company included the operations of ISS as of the date of purchase. The Company recorded the purchase of the ISS assets on the purchase method of accounting and allocated the aggregate purchase price over the assets acquired, as follows:

Customer list	$2,243,175
Deposits	6,825

Purchase price	$2,250,000

Quadrant 4 Solutions, Inc.

Effective March 1, 2011, the Company acquired all of the outstanding shares of Quadrant 4 Solutions, Inc. (formerly MGL Solutions, Inc.) and also purchased certain software development resources and assets based in India and assumed certain liabilities associated with those assets.

The aggregate purchase price will be up to $19,000,000, payable as follows:

-	Note payable of $5,000,000 to the seller, payable June 30, 2014:
-	Issuance of 4,000,000 shares of common stock of the Company;
-	Assumption of up to $100,000 of accounts payable and;
-	Contingent earn-out of up to $10,000,000, payable over three years, if earned, as defined.

The  Company took control of the assets and operations on March 1, 2011.

The shares were valued at $4,000,000 ($1.00 per share), the purchase price as determined by the parties.

The Company included the operations of Quadrant 4 Solutions as of the date of control.  The Company recorded the purchase of the Quadrant 4 Solutions on the purchase method of accounting and allocated the aggregate purchase price over the assets acquired, as follows:

Accounts receivable	$3,172,206
Software technology	3,500,000
Framework software technology	2,100,000
Customer list	8,500,000
Accounts payable and accrued expenses	(2,500,000)
Notes payable	(5,672,206)

Purchase price	$9,100,000

NOTE 4 – INTANGIBLE ASSETS

As of June 30, 2011, intangible assets consisted of the following:

	Cost	Accumulated Amortization

Customer list – VSG	$6,044,452	$1,709,625
Customer list – RMI	801,034	200,259
Customer list – ISS	2,243,175	448,634
Customer list-Quadrant 4 Solutions	8,500,000	556,667
Technology software	3,500,000	166,667
Framework technology software	2,100,000	140,000

	$23,188,661	$3,231,852

For the six months ended June 30, 2011, the amortization expense was $1,755,711.

As of December 31, 2010, the Company determined that the carrying value of the customer list of VSG was greater than its fair value and accordingly wrote off $1,500,000.

NOTE 5 – NOTE PAYABLE - FACTOR

On February 23, 2010, and as amended June 1, 2011, the Company (through StoneGate Holdings and VSG) entered into a financing agreement with a financing company providing factor-financing (factor). Under the agreement, the Company assigned certain accounts receivable, including purchased accounts receivable, to the factor in return for a line of credit of $6,500,000. The agreement is automatically renewable on the second anniversary unless cancelled by the parties.  Fees under the agreement consist of a commitment fee of $35,000, a service fee of 0.825%, per month, and interest at prime plus 2%, per annum.  In addition, the Company was provided an additional loan (Over Advance Loan) of up to $800,000, with interest at 24%, per annum, payable in monthly amounts, commencing April 1, 2010, of $40,000 until paid, plus interest.  All borrowings are collateralized by the accounts receivable and substantially all other assets.

NOTE 6 – NOTES PAYABLE - OTHER

As of June 30, 2011, notes payable consisted of:

Note payable originally due December 31, 2011, plus interest at 20%, per annum,	$103,806
Note payable due December 31, 2011, plus interest at 10%, per annum	140,000
Note payable due September 30, 2011, plus interest at 12%, per annum	2,175,000
Note payable due June 30, 2012, plus interest at 5% per annum	500,000
Note payable due May 31, 2012 to a stockholder, plus interest at 5% per annum	1,378,640
Total short-term notes	$4,297,446

Note payable due seller, plus interest at 5%, per annum	$5,000,000

Total long-term notes	$5,000,000

NOTE 7 – STOCKHOLDERS' EQUITY

Preferred Stock

The Company's board of directors may designate preferred stock with preferences, participations, rights, qualifications, limitations, restrictions, etc., as required.  No preferred shares are presently designated.

Sales of Common Stock

In October and November, 2010, the Company sold 5,600,281 shares of common stock for $1,444,750, net of expenses of $92,250.  In addition, for each share of common stock sold, the Company issued one warrant to purchase one share of common stock at $.60, per share, for a period of 5 years.  The number and price of the warrants may be adjusted upon certain transactions, as defined.  The warrant may be called by the Company after three years from issuance, if the price of the stock shall be above $.70, per share, as defined.

On January 7, 2011, the Company sold 1,666,667 shares of common stock for $472,500, net of expenses ($.30, per share).  In addition, for each share of common stock sold, the Company issued one warrant to purchase one shares of common stock at $.60, per share, for a period of 5 years. The number and price of the warrants may be adjusted upon certain transactions, as defined. The warrant may be called by the Company after three years from issuance, if the price of the stock shall be above $.70, per share, as defined.

During the quarter ending June 30, 2011, Company sold 833,333 shares of common stock for $236,250, net of expenses ($.30, per share).

Reverse Stock Split

On December 24, 2009, the Company declared a 1,000 for 1 reverse stock split, effective March 15, 2010, and transferred $3,147,061 from common stock to additional paid-in capital. All share and per share amounts have been retroactively restated to reflect the reverse stock split.

NOTE 8 – CONTINGENCIES

In the normal course of business, the Company may become subject to claims or assessments. Such matters are subject to many uncertainties, and outcomes, which are not readily predictable with assurance. The Company has insurance to cover such claims.

NOTE 9 – INCOME TAXES

As of June 30, 2011, management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements.

NOTE 10– SUBSEQUENT EVENTS

As of July 1, 2011, the Company will have two operating subsidiaries, Quadrant 4 Solutions, Inc. and Quadrant 4 Consulting, Inc.  This merger will not affect reporting or presentation of financial information.

On August 1, 2011, the Company learned that it was named in litigation seeking payment of an “exclusivity fee” arising from the engagement of a financing source as alleged in the complaint. The Company believes that this particular claim is without merit and intends to vigorously defend this action.  The Company has also filed a counterclaim relating to the improper nature of the litigation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Quadrant 4 Systems Corporation

We have audited the accompanying balance sheets of Quadrant 4 Systems Corporation and Subsidiaries (formerly Zolon Corporation) as of December 31, 2010 and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quadrant 4 Systems Corporation and subsidiaries as of December 31, 2010 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Schulman Wolfson & Abruzzo, LLP

Schulman Wolfson & Abruzzo, LLP

New York, New York
May 17, 2011

QUADRANT 4 SYSTEMS CORPORATION
AND SUBSIDIARIES
(FORMERLY ZOLON CORPORATION)
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2010	2009

Current Assets
Cash	$60,061	$6
Accounts recivables (net ofallowance for doubtful accounts of $153,007)	3,572,932	-
Other current assets	7,544	-

Total current assets	3,640,537	6

Intangible Assets	7,612,520	-
Fixed assets	-	26,700

TOTAL ASSETS	$11,253,057	$26,706

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,076,284	$24,507
Note payable - factor	2,295,560	-
Notes payable - other	390,437	-
Due to seller	390,000	-

Total current liabilities	5,152,281	24,507

Long-term debt	1,955,829	-

Total liabilities	7,108,110	24,507

Stockholders' Equity
Preferred stock - $0.001 par value; authorized: 10,000,000,000 shares; issued and outstanding: none
Common stock - $0.001 par value; authorized: 5,000,000,000 shares issued and outstanding: 42,750,492 and 3,150,211 shares at December 31, 2010 and 2009	42,750	3,150,211
Additional paid-in capital	7,485,418	(2,216,793)
Treasury stock	-	200,000
Deficit	(3,383,221)	(1,131,219)

Total stockholders' equity	4,144,947	2,199

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,253,057	$26,706

See notes to the consolidated financial statements

QUADRANT 4 SYSTEMS CORPORATION
AND SUBSIDIARIES
(FORMERLY ZOLON CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2010	2009

Revenue	$15,233,596	$168,863

Cost of revenue	12,883,772	58,604

Profit margin	2,349,824	110,259

General and administrative expenses	(900,119)	(140,456)
Amortization expense	(1,476,141)	-
Writedown of customer lists	(1,500,000)	-
Interest expense - net	(725,566)	-

Net loss	$(2,252,002)	$(30,197)

Net loss per common share	$(0.09)	$(0.01)

Weighted average common shares - basic and diluted	24,845,602	2,921,874

See notes to the consolidated financial statements

QUADRANT 4 SYSTEMS CORPORATION
AND SUBSIDIARIES
(Formerly Zolon Corporation)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS'  EQUITY

			Additional			Total
		Common	Paid-in	Retained Earnings	Treasury	Stockholders'
	Shares	Stock	Capital	(Deficit)	Stock	Equity (Deficit)

Balance, January 1, 2009	2,790,325	$2,790,325	$(1,936,907)	$(1,101,022)	$200,000	$(47,604)

Sale of common stock	359,886	359,886	(279,886)	-	-	80,000

Net loss	-	-	-	(30,197)	-	(30,197)

Balance, December 31, 2009	3,150,211	3,150,211	(2,216,793)	(1,131,219)	200,000	2,199

Transfer on reverse stock-split	-	(3,147,061)	3,147,061	-	-	-

Acquisition of subsidiaries	32,000,000	32,000	4,018,000	-	-	4,050,000

Acquisition of subsidiaries - additional shares	2,000,000	2,000	898,000	-	-	900,000

Sales of common stock (net of expenses of $92,250)	5,600,281	5,600	1,439,150	-	-	1,444,750

Cancellation of treasury stock	-	-	200,000	-	(200,000)	-

Net Income	-	-	-	(2,252,002)	-	(2,252,002)

Balance, December 31, 2010	42,750,492	$42,750	$7,485,418	$(3,383,221)	$-	$4,144,947

See notes to the consolidated financial statements

QUADRANT 4 SYSTEMS CORPORATION
AND SUBSIDIARIES
(FORMERLY ZOLON CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
Cash flows from operating activities

Net income	$(2,252,002)	$(30,197)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization and depreciation	1,476,141	4,640
Writedown of customer list	1,500,000	-
Doubtful accounts	153,007	-
Disposal of fixed assets	26,700	-
Changes in assets and liabilities	-	-
Accounts receivable	(475,451)	-
Other current assets	(719)	-
Security deposits	-	4,420
Accounts payable and accrued expenses	(2,244,197)	(62,208)

Net cash provided by (used in) operating activities	(1,816,521)	(83,345)

Cash flows from investing activities
Acquisition of assets (net of liabilities assumed of $7,707,641, notes payable of $500,000 and shares issued $4,950,000)	(850,000)	-

Cash flows from financing activities
Increase in note payable - factor	2,295,560	-
Proceeds from sales of common stock (net of expenses of $92,250 in 2010)	1,444,750	80,000
Increase in due to seller	390,000	-
Proceeds from notes payable	200,000	-
Payments of long-term debt	(1,544,171)	-
Payments of notes payable	(59,563)	-

Net cash provided by financing activities	2,726,576	80,000

Net increase (decrease) in cash	60,055	(3,345)

Cash - Beginning of period	6	3,351

Cash - End of period	$60,061	$6

Supplemental disclosure of noncash information
Cash paid for interest	$479,678	-

Noncash transactions
Transfer to common stock for reverse stock dividend	$3,147,061

See notes to the consolidated financial statements

QUADRANT 4 SYSTEMS CORPORATION
AND SUBSIDIARIES
(Formerly Zolon Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

Organization

Quadrant 4 Systems Corporation (formerly Zolon Corporation) (Company) was incorporated in Florida on May 9, 1990, as Sun Express Group, Inc. On July 12, 2001, the Company changed its name to Sun Network Group, Inc.  On June 3, 2005, the Company changed its name to Aventura VOIP Networks, Inc. and on October 17, 2005 to Aventura Holdings, Inc. in connection with changing its business focus to emerging technologies. On December  24, 2009, the Company changed its name to Zolon Corporation. On March 31, 2011, the Company changed its name to Quadrant 4 Systems Corporation to better reflect its current business model.

Operations

In May 2010, the Company changed its primary business model by broadening its computer consulting services and selling solutions that are bundled with technology. The Company intends to establish a full spectrum of IT services that include consulting, products and solutions specific to the Health Care, Telecommunications and Financial Services industries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated Financial Statements

The consolidated financial statements include all the accounts of the Company and it’s wholly owned subsidiaries, VSG Acquisition Corp, Resource Mine Acquisition Corp, and ISS Acquisition Corporation.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company considers the carrying amounts of financial instruments, including cash, accounts receivable, accounts payable and accrued expenses and notes payable to approximate their fair values because of their relatively short maturities.

Accounts and Unbilled Receivables

Accounts and unbilled receivables consist of amounts due from customers. The Company records a provision for doubtful receivables, if necessary, to allow for any amounts which may be unrecoverable, which is based upon an analysis of the Company’s prior collection experience, customer creditworthiness and current economic trends.

Intangible Assets

Intangible assets are recorded at fair value and amortized on the straight-line method over the estimated useful lives of the related assets.

The carrying value of intangible assets are reviewed for impairment by management at least annually or upon the occurrence of an event which may indicate that the carrying amount may be greater than its fair value. If impaired, the Company will write-down such impairment. In addition, the useful life of the intangible assets will be evaluated by management at least annually or upon the occurrence of an event which may indicate that the useful life may have changed.

Customer lists were valued based on management’s forecast of expected future net cash flows, with revenues based on projected revenues from customers acquired and are being amortized over five years.

Revenue Recognition

Revenue is recognized when it has persuasive evidence of an arrangement, the fee is fixed and determinable, performance of service has occurred and collection is reasonably assured. Revenue is recognized in the period the services are provided.

Income Taxes

Deferred income taxes have been provided for temporary differences between financial statement and income tax reporting under the liability method, using expected tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is provided when realization is not considered more likely than not.

The Company’s policy is to classify income tax assessments, if any, for interest in interest expense and for penalties in general and administrative expenses.

Loss per Common Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during each period. Diluted income per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each period.

For the year ended December 31, 2010, there were 3,360,169, potentially dilutive securities not included in the calculation of weighted-average common shares outstanding since it was anti-dilutive.

For the year ended December 31, 2009, there were no potentially dilutive securities.

Basic loss per share has been retroactively restated to reflect the reverse stock split.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3.  ACQUISITIONS

StoneGate Holdings

On May 20, 2010, the Company acquired 100% of the outstanding shares of VSG Acquisition, Inc. (VSG), RMI Acquisition, Inc. (RMI) and ISS Acquisition, Inc. (ISS) from StoneGate Holdings, Inc. (StoneGate Holdings), in exchange for 32,000,000 shares of common stock of the Company. StoneGate Holdings, through VSG, RMI and ISS had either recently or was about to complete the following acquisitions. All of the these purchases were to expand the Company’s customer base.

The acquisition of VSG, RMI and ISS was recorded on the purchase method of accounting and the Company allocated the purchase price over the assets acquired. The value of the acquisition was based on the underlying carrying value of the assets and liabilities of StoneGate Holdings, as it recently completed the acquisition of these assets and liabilities.

Cornerstone Information Systems and Orionsoft

Effective April 1, 2010, VSG purchased certain assets owned by Bank of America, acquired under its security agreement with Cornerstone Information Systems, Inc. and Orionsoft, Inc., in exchange for $3,800,000 in cash and the assumption of certain liabilities of $7,119,308. The value of the purchase was based on the cash paid and liabilities assumed.

The Company included the operations of VSG as of the date of control. The purchase of the Cornerstone Information and Orionsoft assets was recorded at cost and the Company allocated the aggregate purchase price over the assets and liabilities acquired, as follows:

Accounts receivable	$4,957,138
Allowance for doubtful accounts	(1,743,949)
Customer list	7,544,452

Purchase price	$10,757,641

Resource Mine

On May 3, 2010, RMI purchased certain assets owned by Resource Mine, Inc.  in exchange for $250,000 in cash and the assumption of certain liabilities of $588,333. The purchase provided for the Company to take control of the assets and operations on April 1, 2010.

The Company included the operations of RMI as of the date of control. The purchase of the RMI assets was recorded at cost and the Company allocated the aggregate purchase price over the assets, as follows:

Accounts receivable	$37,299
Customer list	801,034

Purchase price	$838,333

Integrated Software Solutions

Effective July 1, 2010 the Company acquired certain assets of Software Solutions, Inc. in exchange for: (a) $850,000 in cash, which was paid $150,000 into escrow for expenses of the seller and $700,000 which was paid on October 15, 2010, plus interest at 10%, per annum, (b) $500,000 due on June 30, 2012, plus interest at 5%, per annum, and (c) 2,000,000 shares of the Company’s common stock. The shares were valued at $900,000, the share price on the date of the acquisition; as such amount was more readily determinable than the value of the assets acquired.

The Company included the operations of ISS as of the date of purchase. The Company recorded the purchase of the ISS assets on the purchase method of accounting and allocated the aggregate purchase price over the assets acquired, as follows:

Customer list	$2,243,175
Deposits	6,825

Purchase price	$2,250,000

4. INTANGIBLE ASSETS

As of December 31, 2010, intangible assets consisted of the following:

		Accumulated
	Cost	Amortization

Customer list - VSG	$6,044,452	$1,131,668
Customer list – RMI	801,034	120,155
Customer list – ISS	2,243,175	224,318

	$9,088,661	$1,476,141

For the year ended December 31, 2010, aggregate amortization expense was $1,476,141.

As of December 31, 2010, the Company determined that the carrying value of the customer list of AVG was greater that its fair value and accordingly wrote off $1,5000,000.

As of December 31, 2010, the estimated aggregated amortization expense for each of the five succeeding years was as follows:

2011	$1,764,791
2012	1,764,791
2013	1,764,791
2014	1,764,791
2015	553,356

$7,612,520

5. NOTE PAYABLE - FACTOR

On February 23, 2010, the Company (through StoneGate Holdings and VSG) entered into a financing agreement with a factor. Under the agreement, the Company will assign certain accounts receivable, including purchased accounts receivable, to the factor in return for a line of credit of $3,500,000. The agreement is automatically renewable on the first anniversary unless cancelled by the parties.

Fees under the agreement shall consist of a commitment fee of $35,000, a service fee of 0.825%, per month, and interest at prime plus 2%, per annum.

In addition, the Company was provided an additional loan of $250,000, with interest at 24%, per annum, payable in monthly amounts, commencing April 1, 2010, of $40,000 until paid, plus interest.

All borrowings are collateralized by the accounts receivable and substantially all other assets.

6. NOTES PAYABLE - OTHER

As of December 31, 2010, notes payable consisted of:

Note payable due December 31, 2010, plus interest at 15%, per annum	$250,000

Note payable due April 15, 2011 , plus interest at 17%, per annum	40,437

Note payable due July 17, 2011, plus interest at 15%, per annum	100,000

Total short-term notes	$390,437

Note payable due May 31, 2012 to a stockholder, plus interest at 5%, per annum	$1,455,829

Note payable due June 30, 2012plus interest at 5%, per annum	500,000

Total long-term notes	$1,955,829

7. STOCKHOLDERS' EQUITY

Preferred Stock

The Company's board of directors may designate preferred stock with preferences, participations, rights, qualifications, limitations, restrictions, etc., as required.

Sale of Common Stock

In October and November, 2010, the Company sold 5,600,281 shares of common stock for $1,444,750, net of expenses of $92,250 ($.30, per share). In addition, for each share of common stock sold, the Company issued one warrant to purchase one shares of common stock at $.60, per share, for a period of 5 years. The number and price of the warrants may be adjusted upon certain transactions, as defined. The warrant may be called by the Company after three years from issuance, if the price of the stock shall be above $.70, per share, as defined.

Reverse Stock Split

On December 24, 2009, the Company declared a 1,000 for 1 reverse stock split, effective March 15, 2010, and transferred $ 3,147,061 from common stock to additional paid-in capital. All share and per share amounts have been retroactively restated to reflect the reverse stock split.

Reserved Shares

As of December 31, 2010, the Company has reserved 5,600,281 shares for the warrants.

8. CONTINGENCIES

In the normal course of business, the Company may become subject to claims or assessments. Such matters are subject to many uncertainties, and outcomes, which are not readily predictable with assurance. The Company has insurance to cover such claims.

9. INCOME TAXES

The Company and its subsidiaries will file consolidated Federal tax returns. Certain tax years are subject to examination by the Internal Revenue service and certain state taxing authorities. The Company does not believe there would be any material adjustments upon such examination.

As of December 31, 2010, the Company had net operating loss carryforwards of approximately $3,000,000 to reduce future Federal income tax liabilities through 2030, which under regulations of the Internal Revenue Service related to ownership changes, will be limited to approximately $52,000, per year .

As of December 31, 2010, realization of the Company’s deferred tax assets of $2,168,000 was not considered more likely than not and, accordingly, a valuation allowance of $2,168,000 has been provided.

The valuation allowance at December 31, 2010 was $2,168,000.  The net change in the valuation allowance during the year ended December 31, 2010 increased by $1,039,000.

As of December 31, 2010, management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements.

As of December 31, 2010 and 2009, components of deferred tax assets were as follows:

	2010	2009
Customer lists	$908,000	$-
Doubtful accounts	60,000	-
Net operating loss	1,200,000	1,100,000
Other		29,000
	2,168,000	1,129,000
Valuation allowance	(2,168,000)	(1,129,000)

	None	None

For the years ended December 31, 2010 and 2009, the actual tax expense differs from the effective tax expense based on the U. S. Federal Rate of 34%, as follows:

	2010	2009
Expected Federal tax rate	34%	34%
Expected state tax rate	4%	4%
Change in valuation allowance	(38%)	(38%)

	None	None

10. CONCENTRATIONS OF CREDIT RISK

The Companies maintain cash at various financial institutions in excess of insured limits. In assessing its risk, the Companies’ policy is to maintain cash only with reputable financial institutions.

11. SUBSEQUENT EVENTS

Common Stock

In January 2011, the Company sold 1,666,667 shares of common stock for $472,500, net of expenses ($.30, per share). In addition, for each share of common stock sold, the Company issued one warrant to purchase one shares of common stock at $.60, per share, for a period of 5 years. The number and price of the warrants may be adjusted upon certain transactions, as defined. The warrant may be called by the Company after three years from issuance, if the price of the stock shall be above $.70, per share, as defined.

In April 2011, the Company sold 833,334 shares of common stock for $236,250, net of expenses, respectively, ($.30, per share).

Acquisition of MGI

On March 15, 2011, subject to a final closing on April 15, 2011, the Company acquired all of the outstanding shares of MGI solutions, Inc.  and also agreed to purchase certain software development resources and assets based in India and assume certain liabilities associated with those assets. Final closing of India based assets is scheduled in 60 days.

The aggregate purchase price will be up to $19,000,000, payable as follows:

-	Cash of $2,500,000, payable $500,000 at closing and $2,000,000 in 30 days;

-	Cash of $2,500,000 in payment of a secured debt of MGI, payable May 31, 2011;

-	Issuance of 4,000,000 shares of common stock of the Company

-	Contingent earn-out of up to $10,000,000, payable over three year, if earned. as defined.

The acquisition provides for the Company to take control of the assets and operations on March 1, 2011.

PART II   - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses other than underwriting discounts and commissions, if any, payable by the registrant relating to the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,161
FINRA filing fee	1,500
Taxes and Fees	0
Placement Agent Fees and Expenses	600,000	*
Blue sky fees and expenses	5,000
Printing and engraving expenses	5,000
Legal fees and expenses	40,000
Accounting fees and expenses	20,000
Transfer agent and registrar’s fees and expenses	1,500
Miscellaneous expense	1,000
Total	$675,161

* This assumes a total closing amount of $10,000,000. Pursuant to Rodman’s engagement agreement, they are entitled to a cash fee of 6% of any proceeds raised.

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.  Indemnification of Directors and Officers.

The Florida General Corporation Act permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful.  However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Our certificate of incorporation and by-laws provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. Our certificate of incorporation and by-laws also provide that we will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing us with specified undertakings. Notwithstanding the foregoing, our certificate of incorporation and by-laws provide that we shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by our Board of Directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of our certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Our certificate of incorporation and by-laws also permit us to secure and maintain insurance on behalf of any of our directors, officers, employees or agents and each person who is, or was, serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. We intend to obtain directors’ and officers’ liability insurance providing coverage to our directors and officers.

Item 15.  Recent Sales of Unregistered Securities.

During the last three years, the registrant has issued unregistered securities to the persons, as described below.  None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and the registrant believes that, except as set forth below, each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder.  All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

In April 2011, the Company sold 833,334 shares of common stock for $236,250, net of expenses, respectively, ($.30, per share). These shares were sold to an accredited investor in a private transaction and therefore believed to be exempt from registration.

On March 1, 2011, the Company issued 4,000,000 shares of common stock at $1.00, per share, to purchase all of the outstanding shares of Quadrant 4 Solutions, Inc. (formerly MGL Solutions, Inc.)  These shares were sold to an accredited investor in a private transaction and therefore believed to be exempt from registration.

On January 7, 2011, the Company sold 1,666,667 shares of common stock for $472,500, net of expenses ($.30, per share). In addition, for each share of common stock sold, the Company issued one warrant to purchase one share of common stock at $.60, per share, for a period of 5 years. The number and price of the warrants may be adjusted upon certain transactions, as defined. The warrant may be called by the Company after three years from issuance, if the price of the stock shall be above $.70, per share, as defined. These shares were sold to an accredited investor in a private transaction and therefore believed to be exempt from registration. These shares were sold to an accredited investor in a private transaction and therefore believed to be exempt from registration.

In October and November 2010, the Company sold 5,600,281 shares of its common stock to investors determined to be accredited investors in a private transaction not involving any public advertising or offering, and therefore exempt from registration.

During the Third Quarter ending September 30, 2010, the Company sold and issued 2,000,000 shares of its common stock to one entity for additional rights to acquire certain assets, which entity was an accredited investor, sold stock in a private transaction and therefore exempt from registration.

In May 2010, the Company sold and issued 32,000,000 shares to one entity for the rights to acquire certain agreed-upon assets to be valued at $4,050,000 by the parties, which entity was an accredited investor, in a private transaction and therefore exempt from registration.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits.   The following exhibits are included herein or incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION
3.1	Amendment to the Articles of Incorporation, dated April 1, 2011
3.2	By-Laws
4.1	Form of Warrant to be issued in this Offering*
4.2	Form of Warrant issued to investors between October 2010 and January 2011
5.1	Opinion of Sichenzia Ross Friedman Ference Anslow, LLP
10.1
Share Exchange Agreement with Stonegate Holdings, Inc. dated May 21, 2010, effective April 1, 2010 to acquire 100% of the shares of two of its wholly-owned subsidiaries, VSG Acquisition Corp., a Maryland corporation, and Resource Mine Acquisition Corp., a Kentucky corporation

10.2	Asset Purchase Agreement between ISS Acquisition Corporation and Integrated Software Solutions, Inc. dated July 1, 2011
10.3	Securities Purchase Agreement to acquire 100% of the common stock of MGL Solutions, Inc., a Delaware corporation, dated April 14, 2011, effective March 1, 2011
10.4	Secured note between Quadrant 4 Solutions, Inc. (formerly, MGL Solutions, Inc.) and Laurus Master Fund, Ltd.
10.5	Lease Agreement for property located at 2850 Golf Road, Rolling Meadows, Illinois
10.6	Lease Agreement for property located at 1246 South River Road, Cranbury, New Jersey
10.7	Form of Securities Purchase Agreement to be used in this Offering*
23.1	Consent of Schulman Wolfson & Abruzzo, LLP
23.2	Consent of Counsel (included in Exhibit 5.1, hereto)

* To be filed by amendment.

(b)           Financial Statement Schedules.  See page F-1.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rolling Meadows, State of Illinois, on September 27, 2011.

QUADRANT 4 SYSTEMS CORPORATION

By:	/S/ DHRU DESAI
Name: Dhru Desai
Title: Chief Financial Officer and Chairman of the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Quadrant 4 Systems Corporation, a Florida corporation, which is filing a registration statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 hereby constitutes and appoints Dhru Desai and/or Nandu Thondavadi, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ NANDU THONDAVADI	Chief Executive Officer	September 27, 2011
Nandu Thondavadi	(Principal Executive Officer)

/S/ DHRU DESAI	Chief Financial Officer and Chairman of the Board of Directors	September 27, 2011
Dhru Desai	(Principal Financial and Accounting Officer)

/S/ WILLIAM J. (JEFF) MARSHALL	Director	September 27, 2011
William J. (Jeff) Marshall

/S/ DR. THOMAS E. SAWYER	Director	September 27, 2011
Dr. Thomas E. Sawyer